As filed with the Securities and Exchange Commission on May 10, 1996

                            Registration No. 33-60403

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE Corporation
                         (formerly The Lori Corporation)
             (Exact name of registrant as specified in its charter)

           Delaware                     7361                  36 - 2262248
- ------------------------------    ----------------           --------------
(State or other jurisdiction      (Primary Standard         (I.R.S Employer
           of                        Industrial            Identification No.)
incorporation or organization)     Classification
                                     Code Number)
                                 --------------------

                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 352-3200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                              Christopher P. Franco
                            Executive Vice President
                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 352-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------

                                    Copy to:

                            David G. Edwards, Esquire
                Doepken Keevican & Weiss Professional Corporation
                              37th Floor, USX Tower
                                600 Grant Street
                       Pittsburgh, Pennsylvania 15219-2703
                                 (412) 355-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------

                             (Cover page continued)

        Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
 Title of Each Class of Securities     Amount to be     Proposed Maximum Offering   Proposed Maximum Aggregate        Amount of
         to be Registered               Registered           Price Per Share              Offering Price          Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            6,735,108 (1)         $2.375/                   $ 2,734,266 /                 $942.85
                                                             $13.375 (2)                $74,182,270 (2)            $25,579.92 (2)
==================================== ================= ============================ ============================ ===================

(1) Includes certain shares of common stock (the "Common Stock") of COMFORCE Corporation ("COMFORCE" or the "Company") issuable upon the exercise of the Company's warrants to purchase Common Stock or upon the conversion of the Company's convertible preferred stock or notes.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Company's shares of Common Stock traded on the American Stock Exchange within five business days prior to the filing of this Registration Statement. The per share price of $2.375 represents such average on June 16, 1995, a date within five business days prior to the filing of the original Registration Statement under which 1,151,270 shares were included for registration (the fee as to which ($942.85) was previously paid). The per share price of $13.375 represents such average on May 6, 1995, a date within five business days prior to the filing of this Amendment No. 1 under which 5,546,338 shares are included for registration (the fee as to which ($25,579.92) is paid herewith).

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET

   Form S-1
   Item No.
   --------                      Registration Item and Heading                   Location in Prospectus
                                 -----------------------------                   ----------------------
    1.          Forepart of the Registration Statement and Outside Front Cover
                Page of Prospectus                                               Forepart; Outside Front Cover Page

    2.          Inside Front and Outside Back Cover Pages of Prospectus          Inside Front and Outside Back Cover Pages
    3.          Summary Information, Risk Factors and Ratio of Earnings to
                Fixed Charges                                                    Prospectus Summary; Risk Factors
    4.          Use of Proceeds                                                  Outside Front Cover Page; Prospectus Summary; Plan
                                                                                 of Distribution
    5.          Determination of Offering Price                                  Not applicable
    6.          Dilution                                                         Not applicable
    7.          Selling Security Holders                                         Selling Stockholders
    8.          Plan of Distribution                                             Outside Front Cover Page; Plan of Distribution
    9.          Description of Securities to be Registered                       Description of the Company's Securities
    10.         Interests of Named Experts and Counsel                           Not applicable
    11.         Information with Respect to the Company:
    11.(a)      Description of Business                                          Description of Business;
                                                                                 Index to Financial Statements
    11.(b)      Description of Property                                          Description of Business
    11.(c)      Legal Proceedings                                                Legal Proceedings; Description of Business
    11.(d)      Market Price of and Dividends on the Company's Common Equity
                and Related Stockholder Matters                                  Market Price of the Company's Common Stock;
                                                                                 Dividends
    11.(e)      Financial Statements                                             Index to Financial Statements
    11.(f)      Selected Financial Data                                          Selected Historical and Pro Forma Financial
                                                                                 Information
    11.(g)      Supplementary Financial Information                              Selected Historical and Pro Forma Financial
                                                                                 Information
    11.(h)      Management's Discussion and Analysis of Financial Condition
                and Results of Operations                                        Management's Discussion and Analysis of Financial
                                                                                 Condition and Results of Operations
    11.(i)      Disagreements with Accountants on Accounting and Financial
                Disclosure                                                       Not applicable
    11.(j)      Directors and Executive Officers                                 Management
    11.(k)      Executive Compensation                                           Executive Compensation

    11.(l)      Security Ownership of Certain Beneficial Owners and Management
                                                                                 Principal Stockholders

    11.(m)      Certain Relationships and Related Transactions                   Transactions with Management and Others;
                                                                                 Executive Compensation
    12.         Disclosure of Commission Position on Indemnification for
                Securities Act Liabilities                                       Indemnification of Officers and Directors

                    SUBJECT TO COMPLETION DATED MAY 10, 1996
PROSPECTUS

                                6,735,108 Shares
                              COMFORCE Corporation
                                  COMMON STOCK

   THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. See "Risk Factors," page _.

         COMFORCE Corporation, a Delaware corporation (the "Company" or "COMFORCE"), is engaged, through its subsidiaries, in the business of providing telecommunications and computer specialists and expertise on a project outsourcing basis, primarily to Fortune 500 companies worldwide.

         All of the 6,735,108 shares of common stock of the Company (the "Common Stock") offered hereby are being offered for sale, from time to time by or for the account of certain existing security holders of the Company ("Selling Stockholders"). See "Selling Stockholders." The Common Stock is listed on the American Stock Exchange. The Selling Stockholders have indicated that they propose from time to time to offer their shares, if any, for sale in regular way brokerage transactions on the American Stock Exchange or in privately negotiated transactions; and that sales on or through the facilities of the American Stock Exchange will be effected at such prices as may be obtainable and are satisfactory to the respective Selling Stockholders.

         In certain cases the Selling Stockholders, brokers executing sales orders on their behalf and dealers purchasing shares from the Selling Stockholders for resale, may be deemed to be "underwriters," as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

         The Company will not receive any proceeds from sales of shares to which this Prospectus relates. However, insofar as the holders of warrants to purchase shares of the Common Stock are expected to exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. See "Risk Factors - Dilution and Depression of Market Price of Common Stock." As of the date hereof, the aggregate amount of the exercise prices of all shares issuable by the Company upon the exercise of warrants outstanding as of the date hereof and subject to registration hereby is $5,655,558.60. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. None of the holders of warrants can reasonably be expected to exercise their warrants unless the market price on the American Stock Exchange of the Common Stock is in excess of the exercise price therefor. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes. See "Plan of Distribution."

         On ______________, 1996, the closing price of the Common Stock on the American Stock Exchange was $[ ] per share. The Company will bear certain of the
expenses of this offering, estimated to be $       .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is , 1996.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-1 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain information contained in said Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and financial statements, notes, and schedules filed as part thereof, which may be inspected and copied at the public reference facilities of the Commission referred to below. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified and amplified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Certain information as of specified dates concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company, is disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference facilities maintained at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following SEC Regional Offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         The Common Stock of the Company is listed on the American Stock Exchange and such reports, proxy material and other information are also available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         Until , 1996, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         The following is a summary of certain of the information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein. Prospective investors should carefully consider the information set forth under the caption "Risk Factors."

The Company

         COMFORCE Corporation, a Delaware corporation (the "Company" or "COMFORCE"), is engaged, through its subsidiaries, in the business of providing telecommunications and computer specialists and expertise on a project outsourcing basis, primarily to Fortune 500 companies worldwide. It offers manpower on a contract basis to the telecommunications and computer industries, on both a short-term and long-term basis, to meet its customers' needs for virtually every staffing level within these industries, including wireless infrastructure services, network management, engineering, design and technical support.

See "Description of Business."

The Offering

      The Company is required under certain agreements it has entered into with stockholders and warrantholders to register the shares of Common Stock held by such stockholders or issuable upon the exercise of warrants or conversion of convertible Preferred Stock held by such warrantholders.

      Existing securityholders of the Company are offering 6,735,108 shares of Common Stock held by them or issuable to them.

      Common Stock Offered by the Selling Stockholders        6,735,108 shares*
      Common Stock Outstanding                                9,343,198 shares
      Common Stock Issuable Under Warrants                    1,211,248 shares
      Common Stock Issuable Upon Conversion of
         Convertible Preferred Stock                            887,100 shares
      Total Common Stock (including Warrants and
         Convertible Preferred Stock)                        11,441,546 shares
      American Stock Exchange Symbol                                       CFS

- -----------------
*Includes Common Stock issuable under Warrants or upon conversion of convertible
 Preferred Stock.

      See "Selling Stockholders" and "Plan of Distribution."

Use of Proceeds

      The  Company  will not receive  any  proceeds  from the sale of the Common
Stock offered hereby by the Selling Stockholders. However, if the holders of warrants to purchase shares of Common Stock exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes. See "Plan of Distribution."

Risk Factors

      Prospective investors should carefully review the risk factors and other information set forth herein, including under the heading "Risk Factors" which discusses, among other things, significant risks associated with an investment in the Company.


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors relating to the Company and the Offering should be considered in evaluating an investment in the shares of Common Stock offered hereby.

Dilution and Depression of Market Price of Common Stock

         During the period from January 1, 1996 through April 30, 1996, the daily average number of shares of Common Stock traded on the American Stock Exchange was approximately 11,072 shares. If such trading levels continue, it may be difficult for Selling Stockholders to effect sales of their shares on the American Stock Exchange and, the placement of a substantially larger number of sell orders could materially and adversely impact the market price of the Common Stock.

         As of April 30, 1996, there were 9,343,198 shares of Common Stock outstanding, of which approximately 1,200,000 were in the public float. Assuming that all shares registered hereby (including shares issuable upon the exercise of warrants and the conversion into Common Stock of convertible Preferred Stock and convertible notes) will be sold into the market, an additional 6,735,108 previously restricted shares will enter the public float. However, the members of a management group who are collectively registering 3,091,302 shares of Common Stock hereby in accordance with an agreement entered into with the Company have advised the Company that they have no present intention of selling any such shares. Nonetheless, even excluding such management shares, this significant increase in the number of shares in the public float could depress the market price of the Company's Common Stock.

         In addition, the exercise of warrants and the conversion into Common Stock of convertible Preferred Stock and convertible notes at prices below the market price will result in substantial dilution to existing stockholders.

      See also "----Issuance of Additional Stock."

Limited Operating History

         Although the Company and its predecessors have conducted operations for in excess of 50 years, the Company discontinued all of its prior operations and only entered the technical staffing business in October 1995. Consequently, the Company has a limited operating history upon which prospective investors may judge the Company's performance. Future operating results will depend upon many factors, including fluctuation in the economy, the degree and nature of competition, demand for the Company's services, and the Company's ability to integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain margins in the face of pricing pressures.

         Prior to entering the technical staffing business, the Company was engaged in the business of designing and investor seekfashion costume jewelry (the "Jewelry Business") under the name The Lori Corporation ("Lori"). Lori discontinued the Jewelry Business in September 1995 and the Company's consolidated financial statements for prior years have been restated to reflect that such operations have been discontinued. Accordingly, the Company's consolidated statements of operations will be of limited value to a prospective investor seeking to judge the Company's performance.

Competition

         Heightened competition for customers as well as for technical personnel could adversely impact the Company's margins. Heightened competition for customers could result in the Company being unable to maintain its current fee scales without being able to reduce its personnel costs. Shortages of qualified technical personnel, which currently exist in some technical specialties and could occur in others in the future, could result in the Company being unable to fulfill its customers' needs or in the customers electing to employ technical staff directly (rather than using the Company's services) to ensure the availability of such personnel. Many of the Company's competitors have more extensive financial and personnel resources than does the Company. The temporary services industry is highly competitive with limited barriers to entry. The Company expects that the level of competition will remain high in the future.

Risks Associated with Expansion of Operations

      The Company intends to seek to expand its operations through internal growth and acquisitions. The ability of the Company to expand will depend on a number of factors, including its ability to identify attractive acquisition opportunities and to finance such acquisitions, and no assurance can be given that it will be successful in doing so. Heightened competition in the staffing industry by existing or new competitors could make such acquisitions uneconomic or otherwise more difficult or costly. Unless the Company's operations are considered to be successful by bank or other institutional lenders or investors, it will be difficult for the Company to finance its expansion through acquisitions. The Company must also manage costs in changing regulatory environments, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel.

      Furthermore, the Company is seeking to expand rapidly in what its management perceives as a "window of opportunity" in the market. Expansion undertaken at an accelerated pace, principally through acquisitions, creates added risk that the analysis of businesses acquired will fail to uncover business risks or adequately reveal weaknesses in the markets, management or operations being considered. In addition, the Company expects in many cases to retain existing management of acquired companies to manage the businesses acquired. Compensation incentives designed to enroll the existing management, which the Company expects to offer, are difficult to structure in a manner so as to provide lasting benefits to the acquiring company.

Adverse Economic Conditions

      Demand for temporary staffing services is significantly affected by the general level of economic activity. When economic activity increases, temporary employees are often added before full-time employees are hired. Similarly, as economic activity slows, many companies reduce their usage of temporary employees before undertaking layoffs of full-time employees. Furthermore, unfavorable economic conditions in the telecommunications, computing or technical services business sectors could cause potential users of such services to decide to cancel or postpone capital expansion, research and development or other projects which require the engagement of temporary technical staff workers or the use of consulting and other technical expertise offered by the Company. In addition, in an economic downturn, the Company may face pricing pressure from its customers and increased competition from other staffing companies which could have a material adverse effect on the Company's business.

ARTRA's Inability to Satisfy Obligations

      Under an Assumption  Agreement (the  "Assumption  Agreement")  dated as of
October 17, 1995 between the Company and ARTRA GROUP Incorporated ("ARTRA"), ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. As of December 31, 1995, these liabilities were carried on the Company's balance sheet for $4.24 million. ARTRA's auditors have expressed in their audit report on ARTRA's fiscal 1995 financial statements that significant doubt exists as to ARTRA's ability to continue as a going concern. Accordingly, no assurance can be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement, in which case the Company may be required to satisfy such obligations.

Liabilities for Client and Employee Actions

      Staffing service providers are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future.

      The Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors, misuse of client proprietary information or theft of client property. To reduce such exposures, the Company maintains insurance policies covering general liability, workers' compensation claims, errors and omissions, and employee theft. Due to the nature of the Company's assignments, in particular its access to client information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability.

Control of the Company

      Management of the Company controls approximately 35% of the Company's outstanding shares of Common Stock. As a result, such persons are expected to have the ability to decide all issues submitted to the Company's stockholders. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

Risks Associated with Loss of Key Personnel

      The Company is highly dependent on its management. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its President, Michael Ferrentino, its Executive Vice President, Christopher P. Franco, and its principal consultant, James Paterek. The loss of services of any of these key persons could have a material adverse effect upon the Company.

Increases in Unemployment Insurance Premiums and Workers' Compensation Rates

      The  Company  is  required  to pay  unemployment  insurance  premiums  and workers' compensation benefits for its temporary employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase. Workers' compensation costs have increased as various states in which the Company conducts operations have raised benefit levels and liberalized allowable claims. The Company maintains workers' compensation insurance for its employees under [an insured program]. The Company may incur costs related to workers' compensation claims at rates higher than anticipated due to higher than anticipated losses from known claims or an increase in the number or the severity of new claims. There can be no assurance that the Company will be able to increase the fees charged to its clients in a sufficient amount to cover increased costs related to workers' compensation and unemployment insurance. Further, there can be no assurance that the Company will be able to obtain or renew workers' compensation insurance coverage in amounts and types desired at reasonable premium rates.

Anti-Takeover Measures

      In certain circumstances described under "Description of the Company's Securities--Delaware General Corporation Law," certain provisions of Delaware law applicable to the Company may encourage companies interested in acquiring the Company to negotiate in advance with the Company's Board of Directors because stockholder approval of the acquisition, which would otherwise be required, could be avoided if a majority of the directors then in office approve the transaction. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interest. See also "--Issuance of Additional Stock," for the effect of the issuance of additional stock as a deterrent to a hostile takeover.

Issuance of Additional Stock

      At the 1996 Annual Meeting, the Company will ask its stockholders to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock from 10,000,000 shares to 40,000,000 shares of Common Stock and from 1,000,000 shares to 10,000,000 shares of Preferred Stock.

         One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of a stockholders' rights plan or otherwise.

       In particular, by authorizing and issuing preferred stock with particular rights, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. For example, the Company could issue shares of Preferred Stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquirer to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters.

See "Description of the Company's Securities."

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Selected Financial Information

      Following is a consolidated summary of selected financial data of the Company for each of the five years in the period ended December 31, 1995. Certain selected financial data for each of the four years in the period ended December 31, 1994 has been reclassified to reflect the discontinuance of the Company's Jewelry Business effective September 30, 1995. Selected financial data for the year ended December 31, 1995 includes the operations of COMFORCE Global from the date of its acquisition, completed on October 17, 1995. Certain pro forma selected financial data for the year ended December 31, 1995 is presented as if COMFORCE Global had been acquired as of January 1, 1995.



                                            1995        1994       1993        1992         1991
                                            ----        ----       ----        ----         ----
                                                    (thousands, except per share data)

Revenues (A)                             $  2,387    $   --      $   --      $   --      $   --

Stock compensation charge (B)               3,425        --          --          --          --

Loss  from continuing operations           (4,332)     (2,282)     (1,456)       (421)     (5,129)

Loss from discontinued operations (C)     (17,211)    (16,220)       (216)    (34,198)     (1,970)

Loss before extraordinary credits         (21,543)    (18,502)     (1,672)    (34,619)     (7,099)

Extraordinary credits (D)                   6,657       8,965      22,057        --          --

Net earnings (loss)                       (14,886)     (9,537)     20,385     (34,619)     (7,099)

Earnings (loss) per share:
   Loss  from continuing operations          (.95)       (.72)       (.39)       (.13)      (1.62)
   Loss from discontinued operations        (3.74)      (5.08)       (.06)     (10.86)       (.63)
   Loss before extraordinary credits        (4.69)      (5.80)       (.45)     (10.99)      (2.25)
   Extraordinary credits                     1.45        2.81        6.03        --          --
   Net earnings (loss)                      (3.24)      (2.99)       5.58      (10.99)      (2.25)


Total assets (E)                            8,536      18,704      40,174      42,818      66,877

Long-term debt                               --          --          --         6,105      23,548

Receivable from (payable to) ARTRA (F)      1,046        (289)       --       (16,025)    (15,981)

Liabilities to be assumed by ARTRA (F)      4,240        --          --          --          --

Liabilities subject to compromise            --          --          --        41,500        --

Debt subsequently discharged                 --         7,105        --          --

Cash dividends                               --          --          --          --          --

- ------------------------------------------------------------------------------

A. Revenues for the year ended December 31, 1995 represent revenues of COMFORCE Global from the date of its acquisition, October 17, 1995. Selected financial data of the Company's Jewelry Business for the nine months ended September 30, 1995 and for each of the four years in the period ended December 31, 1994 has been reclassified to discontinued operations.

B. Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company pursuant to employment or consulting agreements with certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business.

C. The loss from discontinued operations for the year ended December 31, 1995 includes a charge to operations of $12,930,000 to write-off the remaining goodwill of the Company's Jewelry Business effective June 30, 1995 and a provision of $1,600,000 for loss on disposal of the Company's Jewelry Business. The loss from discontinued operations for the year ended December 31, 1994 includes a charge to operations of $10,800,000 representing a write-off of New Dimensions goodwill. The loss from discontinued operations for the year ended December 31, 1992 includes charges to operations of $8,664,000 representing an impairment of goodwill at December 31, 1992 and $8,500,000 representing increased reserves for markdown allowances and inventory valuation.

D. The 1995 and 1994 extraordinary credits represent gains from net discharge of indebtedness under terms of the Company's debt settlement agreement with its bank. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness due to the reorganization of the Company's New Dimensions subsidiary. See Note 7 to the Company's Consolidated Financial Statements.

E. As partial consideration for a debt settlement agreement, in December 1994 the Company's bank lender received all of the assets of Lori's former New Dimensions subsidiary. See Note 7 to the Company's Consolidated Financial Statements.

F. In conjunction with the COMFORCE Global acquisition, ARTRA agreed to assume substantially all pre-existing Lori liabilities. During 1995, ARTRA received $399,000 of advances from the Company. Subsequent to December 31, 1995, ARTRA repaid the above advances and made net payments of $647,000 to reduce pre-existing Lori liabilities. Such payments have been included in the Company's Consolidated Financial Statements at December 31, 1995 as amounts receivable from ARTRA and as additional paid-in capital. To the extent ARTRA makes subsequent payments, they will be recorded as additional paid-in capital. In the fourth quarter of 1995, ARTRA exchanged all of its shares of the Company's Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. During 1994, ARTRA made net advances to Lori of $2,531,000. Effective December 29, 1994, ARTRA exchanged $2,242,000 of its notes and advances for additional Lori preferred stock. In February 1993, ARTRA transferred all of its notes to Lori's capital account. See Notes 9 and 15 to the Company's Consolidated Financial Statements.

Pro Forma Financial Information

         On October 17, 1995, the Company completed the acquisition of all of the capital stock of COMFORCE Global, a provider of telecommunications and computer technical staffing and consulting services. Due to a pattern of reduced sales volume resulting in continuing operating losses, in September 1995, the Company adopted a plan to discontinue its Jewelry Business. The Company's consolidated financial statements have been reclassified to report separately results of operations of the discontinued Jewelry Business. Therefore, a comparison of the Company's consolidated results of operations for the years ended December 31, 1995 and 1994 is not meaningful. The following tables present unaudited pro forma results of continuing operations for the years ended December 31, 1995 and 1994 as if the acquisition of COMFORCE Global had been consummated as of January 1, 1994.

                                                                    Year Ended December 31 1995
                                                                      (unaudited in thousands)
                                                       ---------------------------------------------------
                                                          (A)       COMFORCE      Pro Forma
                                                       Historical   Global(B)    Adjustments     Pro Forma
                                                       ----------   ---------    -----------     ---------
Revenues                                               $  2,387      $  9,568(C)                  $ 11,955
                                                       -------       -------                      -------

Operating costs and expenses:
   Cost of revenues                                       1,818         7,178                        8,996
   Stock compensation (D)                                 3,425         3,425
   Other operating costs and expenses                       823         1,397       $    113(E)      2,333
                                                        -------       -------                      -------
                                                          6,066         8,575            113        14,754
                                                        -------       -------       --------       -------
   Operating earnings (loss)                             (3,679)          993           (113)       (2,799)
                                                        -------       -------       --------       -------

Spectrum  corporate management fees (G)                                (1,140)                      (1,140)
Interest and other non-operating expenses                  (618)            7            410(F)       (201)
                                                        -------       -------       --------       -------
                                                           (618)       (1,133)           410        (1,341)
                                                        -------       -------       --------       -------

Earnings (loss) from continuing operations
   before income taxes                                   (4,297)         (140)           297        (4,140)
(Provision) credit for income taxes                         (35)           21                          (14)
                                                        -------       -------       --------       -------
Loss from continuing operations                        $ (4,232)     $   (119)      $    297      $ (4,154)
                                                        =======       =======       ========       =======

                                                                    Year Ended December 31 1994
                                                                      (unaudited in thousands)
                                                       ---------------------------------------------------
                                                          (A)       COMFORCE      Pro Forma
                                                       Historical   Global(B)    Adjustments     Pro Forma
                                                       ----------   ---------    -----------     ---------

   Revenues                                                          $  8,245                     $  8,245
                                                                      -------                      -------
   Operating costs and expenses:
      Cost of revenues                                                  6,418                        6,418
      Other operating costs and expenses               $    966         1,133       $     79(E)      2,178
                                                        -------       -------       --------       -------
                                                            966         7,551             79         8,596
                                                        -------       -------       --------       -------

    Operating earnings (loss)                              (966)          694            (79)         (351)
                                                        -------       -------       --------       -------

   Spectrum  corporate management fees (G)                               (803)                        (803)
   Interest and other non-operating expenses             (1,316)            9                       (1,307)
                                                        -------       -------                      -------
                                                         (1,316)         (794)                      (2,110)
                                                        -------       -------                      -------
   Loss from continuing operations
    before income  taxes                                 (2,282)         (100)           (79)       (2,461)
   Provision for income taxes                                             (15)                         (15)
                                                        -------       -------       --------       -------
      Loss from continuing operations                  $ (2,282)     $   (115)      $    (79)     $ (2,476)
                                                        =======       =======        =======       =======

Pro forma adjustments to the unaudited condensed consolidated statement of operations:

         (A) Historical data for the year ended December 31, 1995 includes COMFORCE Global's operations since its acquisition on October 17, 1995 through December 31, 1995 and corporate overhead costs for the entire year ended December 31, 1995.

         (B) The pro forma data presented for COMFORCE Global's operations is for the periods prior to its acquisition on October 17, 1995, or January 1, 1995 through October 16, 1995 and January 1, 1994 through December 31, 1994, respectively.

         (C) Represents COMFORCE Global's revenues for the period January 1, 1995 through October 16, 1995, prior to its acquisition by the Company.

         (D) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company pursuant to employment or consulting agreements with certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business.

         (E)  Amortization   of  goodwill   arising  from  the  COMFORCE  Global
              acquisition for the periods January 1, 1995 through October 16, 1995 and January 1, 1994 through December 31, 1994, respectively.

         (F) Reverse interest expense on notes and other liabilities to be assumed by ARTRA.

         (G) Corporate management fees from COMFORCE Global's former parent, Spectrum Information Technologies, Inc., not directly related to the operations of COMFORCE Global. In the opinion of management, the amount of these fees do not represent costs to be incurred by COMFORCE Global on a stand alone basis.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion supplements the information found in the consolidated financial statements and related notes.

Change in Business

     From 1985 until September 1995, the Company, under the name The Lori Corporation, designed and distributed fashion jewelry. Due to continuing losses in the Jewelry Business and the erosion of the markets for its products, Lori determined to seek to enter into another line of business. In June 1995, Lori contracted with current management to direct its entry into the technical staffing business. On October 17, 1995, the Company acquired all of the capital stock of COMFORCE, a provider of technical staffing and consulting services in the information technology and telecommunications sectors. Accordingly, on October 17, 1995, the Company became a provider of technical staffing and consulting services. In connection with its new business direction, the Company changed its name to COMFORCE Corporation. As discussed under "--Discontinued Jewelry Business," effective September 30, 1995, the Company adopted a plan to discontinue the Jewelry Business.

     The price paid by the Company for the COMFORCE Global stock and related acquisition costs was approximately $6.4 million, net of cash acquired. This consideration consisted of cash to the seller of approximately $5.1 million, fees of approximately $700,000, including a fee of $500,000 to a related party, and 500,000 shares of the Company's Common Stock issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. The shares issued to Peter R. Harvey and ARTRA are subject to ratification by the Company's stockholders. These transactions have been approved by current management personnel and ARTRA, which together own a majority of the outstanding shares of the Company's Common Stock and, therefore, such ratification is expected.

     In order to facilitate the COMFORCE Global acquisition, ARTRA agreed to exchange all of the Series C Preferred Stock of the Company then held by it (9,701 shares, which constituted all of the issued and outstanding Preferred Stock of the Company) for 100,000 shares of the Company's Common Stock. The liquidation value of the Series C Preferred Stock was $19.5 million in the aggregate. In addition, the Company and ARTRA entered into an Assumption Agreement effective as of October 17, 1995. Under the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all liabilities of the Jewelry Business from and after the effective date of the Assumption Agreement, and is entitled to receive the net proceeds, if any, from the sale thereof. On April 12, 1996, ARTRA sold the business and certain of the assets related to the Company's discontinued Jewelry Business, and, accordingly, will be entitled to the net proceeds, if any, from this disposition after the satisfaction of its creditors.

     In October and November 1995, in order to fund the acquisition of COMFORCE Global and meet certain working capital requirements, the Company sold 1,946,667 shares of its Common Stock in a private offering in units consisting of one share of Common Stock with a detachable warrant to purchase one-half share of Common Stock (973,333 shares in the aggregate) for a selling price of $3.00 per unit. The gross proceeds from the offering were $5,840,000. The warrants have an exercise price of $3.375 per share and are exercisable for a period of five years from the date of grant commencing June 1, 1996 (except for certain warrants which were subsequently amended to provide for immediate exercise, as described below).

     The acquisition of COMFORCE Global was accounted for by the purchase method and, accordingly, the assets and liabilities of COMFORCE Global were included in the Company's financial statements at their estimated fair market value at the date of acquisition.

     In March 1996, the Company acquired all of the assets of Williams, a regional provider of telecommunications and technical staffing services. The purchase price for the assets of Williams was $2 million with a four year contingent payout based on earnings of Williams. The value of the contingent payouts will not exceed $2 million, for a total purchase price not to exceed $4 million. The acquisition was funded by a revolving line of credit with Chase Manhattan Bank.

     In April 1996, the Company entered into agreements to purchase the assets of RRA, including certain affiliated entities. The purchase price of the assets of RRA is $4.75 million, with a three year contingent payout based on earnings of RRA. The value of the contingent payout will not exceed $1 million, for a total purchase price not to exceed $5.75 million. The proposed acquisition of RRA is subject to certain conditions. See "--1996 Plan of Operations."

     In April 1996, the Company also entered into a letter of intent to acquire the business of Overall Distribution, Inc. ("ODI"), a privately held provider of telecommunications and technical staffing services.

     In April 1996, the Company amended the warrants held by two unaffiliated stockholders to purchase 301,667 shares of the Company's Common Stock at exercise prices ranging from $2.125 to $3.375 per share to permit immediate exercise (in the case of warrants to purchase 241,667 shares not immediately exercisable) and to provide for the issuance of one supplemental warrant at an exercise price of $9.00 per share for each warrant exercised on or before April 12, 1996. Warrants to purchase all 301,667 shares were exercised in April 1996 for an aggregate exercise price of $943,000. The Company intends to use the proceeds from the exercise of these warrants for working capital purposes.

1996 Plan of Operations

     The Company believes that it is currently a leading provider of telecommunications and information technology staffing services. The Company established its telecommunications staffing business with the acquisition of COMFORCE Global in October 1995, and further strengthened its base with the acquisition of Williams in March 1996. COMFORCE Global provides telecommunications and computer specialists and expertise on a project outsourcing basis, primarily to Fortune 500 companies worldwide. It offers manpower on a contract basis to the telecommunications and computer industries, on both a short-term and long-term basis, to meet its customers' needs for virtually every staffing level within these industries, including wireless infrastructure services, network management, engineering, design and technical support.

     The Company intends to establish its technical services platform with the acquisition of RRA, and is actively seeking an acquisition of a platform company servicing the information technology market sector. Upon completion of the acquisition of RRA, COMFORCE Technical Services will provide specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs, primarily in the electronics, avionics, telecommunications and information technology business sectors.

     The Company has identified the area of skilled technical contract labor and consulting for the telecommunications and information technology sectors as a high growth, profitable market niche that could benefit from new opportunities in the wireless telephone industry and growth in networked information systems and the "information superhighway." The Company believes that it is well positioned to capitalize on the anticipated continued growth in the telecommunications and information technology and technical sectors due to its size, geographic breadth and industry expertise in providing a wide range of staffing services. The Company will seek to grow significantly through strategic acquisitions, the opening of offices in new and existing markets and aggressive recruiting, training, and marketing of industry specialists with a wide range of technical expertise.

     The Company's growth strategy includes the acquisition of established, profitable regional staffing companies in markets with attractive growth opportunities. These "platform" companies are intended to serve as a basis for future growth and, therefore, must have the management infrastructure and other operating characteristics necessary to significantly expand the Company's presence within a specific market sector or geographic area. In addition, the Company has as an objective "tuck under" acquisitions of smaller companies which can be integrated into the established platform companies to increase market share and profits with minimal incremental expense.

     The Company believes it can also increase revenues though internal growth due to its well-developed presence in the information technology and telecommunications sectors. Further, the Company believes that it can achieve significant economies of scale by opening and clustering branch offices in new and existing markets through the allocation of management, advertising, recruiting and training costs over a larger revenue base. In addition, the Company has targeted selected areas of the technical services markets which it believes have high growth and profit potential.

     The statements above and elsewhere in this Proxy Statement that suggest that the Company will increase revenues and become profitable, achieve significant growth through strategic acquisitions or other means, realize operating efficiencies, and like statements as to the Company's objectives and management's beliefs are forward looking statements. Various factors could prevent the Company from realizing these objectives, including the following:

     Unfavorable economic conditions generally or in the telecommunications, computing or technical services business sectors could cause potential users of such services to decide to cancel or postpone capital expansion, research and development or other projects which require the engagement of temporary technical staff workers or the use of consulting and other technical expertise offered by the Company.

     The Company's ability to expand through acquisitions is dependent on its ability to identify attractive acquisition opportunities and to finance such acquisitions, and no assurance can be given that it will be successful in doing so. Heightened competition in the staffing industry by existing or new competitors could make such acquisitions uneconomic or otherwise more difficult or costly. Unless the Company's operations are considered to be successful by bank or other institutional lenders or investors, it will be difficult for the Company to finance its expansion through acquisitions.

     The Company is seeking to expand rapidly in what its management perceives as a "window of opportunity" in the market. Expansion undertaken at an accelerated pace, principally through acquisitions, creates added risk that the analysis of businesses acquired will fail to uncover business risks or adequately reveal weaknesses in the markets, management or operations being considered. Furthermore, the Company expects in many cases to retain existing management of acquired companies to manage the businesses acquired. Compensation incentives designed to enroll the existing management, which the Company expects to offer, are difficult to structure in a manner so as to provide lasting benefits to the acquiring company.

     Heightened competition for customers as well as for technical personnel could adversely impact the Company's margins. Heightened competition for customers could result in the Company being unable to maintain its current fee scales without being able to reduce its personnel costs. Shortages of qualified technical personnel, whichcurrently exist in some technical specialties and could occur in others in the future, could result in the Company being unable to fulfill its customers' needs or in the customers electing to employ technical staff directly (rather than using the Company's services) to ensure the availability of such personnel. Many of the Company's competitors have more extensive financial and personnel resources than does the Company.

     The Company's proposed acquisition of the assets of RRA is subject to receipt of consents to the assignment of contracts from certain significant customers of RRA and other customary contingencies, and no assurance can be given that such conditions and contingencies.

     Under the Assumption Agreement entered into between the parties in October 1995, ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. No assurance can, however, be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement, in which case the Company may be required to satisfy such obligations.

Results of Operations

     On October 17, 1995, the Company completed the acquisition of all of the capital stock of COMFORCE Global, a provider of technical staffing and consulting services in the information technology and telecommunications sectors. Due to a pattern of reduced sales volume resulting in continuing operating losses, in September 1995, the Company adopted a plan to discontinue its Jewelry Business. The Company's consolidated financial statements have been reclassified to report separately results of operations of the discontinued Jewelry Business. Therefore, a comparison of the Company's consolidated results of operations for the years ended December 31, 1995 and December 31, 1994 or of December 31, 1994 and December 31, 1993 is not meaningful. See "Discontinued Jewelry Business" for a discussion of the discontinued operations.

Pro Forma 1995 Compared to Pro Forma 1994

     Set forth below is a discussion of the Company's pro forma results of continuing operations for the years ended December 31, 1995 and December 31, 1994. The Company's pro forma results of continuing operations for the years ended December 31, 1995 and December 31, 1994 are presented under "Selected Historical and Pro Forma Financial Information" as if the acquisition of COMFORCE Global had been consummated as of January 1, 1994.

     Pro forma revenues of $11,955,000 for the year ended December 31, 1995 were $3,710,000, or 45.0%, higher than pro forma revenues for the year ended December 31, 1994. The increase in 1995 pro forma revenues is attributable to the overall growth and expansion of COMFORCE Global's telecommunications and computer technical staffing services business. Pro forma cost of revenues of $8,996,000 for the year ended December 31, 1995 increased $2,578,000 as compared to pro forma cost of revenues for the year ended December 31, 1994. Pro forma cost of revenues in the year ended December 31, 1995 was 75.2% of pro forma revenues compared to a pro forma cost of revenues percentage of 77.8% for the year ended December 31, 1994. The 1995 pro forma cost of revenues increase is principally attributable to the increase in sales volume as noted above. The 1995 pro forma cost of revenues percentage decrease of 2.6% is primarily attributable to certain consulting fees incurred in 1994.

     Pro forma operating expenses for the year ended December 31, 1995 increased $3,580,000 as compared to pro forma operating expenses for the year ended December 31, 1994. The 1995 increase in pro forma operating expenses is principally attributable to a compensation charge of $3,425,000 related to the issuance of a 35% interest in the Company as additional compensation for certain individuals to enter into employment or consulting services agreements to manage the Company's entry into and development of the telecommunications and computer technical staffing services business.

     Pro forma operating loss in the year ended December 31, 1995 was $2,799,000 as compared to pro forma operating loss of $351,000 in the year ended December 31, 1994. The increased 1995 pro forma operating loss is principally attributable to a compensation charge of $3,425,000 related to the issuance of a 35% interest in the Company as additional compensation for certain individuals to enter into employment or consulting services agreements to manage the Company's entry into and development of the telecommunications and computer technical staffing services business, partially offset by an increased pro forma gross margin attributable to the overall growth and expansion of COMFORCE Global's telecommunications and computer technical staffing services business.

     Corporate management fees from COMFORCE Global's former parent, Spectrum Information Technologies, Inc., reflect an allocation of corporate overhead; however, such charges will no longer continue as a result of COMFORCE Global's acquisition by the Company in October 1995. In the opinion of management, the amount of these fees are not representative of costs incurred by COMFORCE Global on a stand alone basis.

     Pro forma other expense, principally interest, net for the year ended December 31, 1995 decreased $1,106,000 as compared to the year ended December 31, 1994. The 1995 decrease is principally due to the 1994 and 1995 discharges of indebtedness under terms of the bank loan agreements of Lori and its fashion costume jewelry subsidiaries.

     Due to the Company's tax loss carryforwards and the uncertainty of future taxable income, no income tax benefit was recognized in connection with the Company's 1995 and 1994 pre-tax losses from continuing operations.

Liquidity and Capital Resources

     Management believes that the Company will generate cash flow from operations which, together with proceeds of $943,000 from the exercise of certain warrants in April 1996, will be sufficient to fund its telecommunications and computer technical staffing services business for the remainder of 1996; however, the Company does not expect to have sufficient liquidity or capital resources to fund its planned expansion through acquisitions and other means. The Company intends to seek debt and/or equity financing to fund such planned expansion. See "--Change in Business" and "--1996 Plan of Operations."

     Cash and cash equivalents provided by COMFORCE Global from October 17, 1995 through December 31, 1995 are as follows:

     The net increase in cash and cash equivalents of $313,000 is comprised of net cash provided by operating activities of $317,000 and cash used in investing activities of $4,000. Cash flow used in financing activities is attributable to purchase of equipment for the new COMFORCE Global offices.

     Cash and cash equivalents for the Company on a consolidated basis for the years 1995 and 1994 are as follows:

     Cash and cash equivalents decreased $134,000 during the year ended December 31, 1995. Cash flows used by operating activities of $2,023,000 and cash flows used by investing activities of $5,686,000 exceeded cash flows from financing activities of $7,575,000. Cash flows used by operating activities were principally attributable to the Company's loss from operations, exclusive of the effect of a charge to operations of $12,930,000 representing an impairment of goodwill at the Company's discontinued Jewelry Business, a compensation charge to continuing operations of $3,425,000 representing the issuance in aggregate of a 35% interest in the Company as additional consideration under employment or consulting services agreements with certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business, and the effects of other non-cash charges. Cash flows from investing activities consisted of a down payment and certain other acquisition related costs aggregating $5,580,000 in connection with the COMFORCE Global acquisition completed in October 1995, expenditures for retail fixtures for the discontinued Jewelry Business of $631,000 and expenditures for equipment of $25,000, less $550,000 deposited in trust in December 1994 used to fund an installment payment in January 1995 for court-ordered payments arising from the May 1993 reorganization of the former New Dimensions subsidiary. Cash flows from financing activities were attributable to short-term loans used to fund the $750,000 payment due the Company's former bank lender under terms of the debt settlement agreement, the COMFORCE Global acquisition down payment and increases in short-term borrowings to fund working capital requirements.

     During the year ended December 31, 1995, the Company's working capital deficiency increased by $851,000. The increase in working capital deficiency is principally attributable to net liabilities of the discontinued Jewelry Business and a short-term loan used to fund the down payment for the COMFORCE Global acquisition.

Discontinued Jewelry Business

     Inconjunction with the COMFORCE Global acquisition, the Company and ARTRA entered into the Assumption Agreement as of October 17, 1995. Under the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all liabilities of the Jewelry

Business from and after October 17, 1995, and is entitled to receive the net proceeds, if any, from the sale thereof. On April 12, 1996, ARTRA sold the business and certain of the assets of the Company's Lawrence Jewelry Corporation subsidiary, and, accordingly, will be entitled to the net proceeds, if any, from this disposition after the satisfaction of its creditors.

     At March 31, 1995 and at December 31, 1994, Lori's business plan had anticipated that the restructuring of its debt, along with a consolidation and restructuring of its Jewelry Business, would permit it to obtain a sufficient level of borrowings to fund its capital requirements in 1995 and beyond. However, due to the continued losses from operations and its inability to obtain conventional bank financing, management of Lori determined in September 1995 to discontinue the Jewelry Business. The Company recorded a provision of $1 million for the estimated costs to complete the disposal of this business, having earlier recorded a charge against operations of $12.9 million to write-off the goodwill of the Jewelry Business at June 30, 1995. In the fourth quarter of 1996, the Company revised its estimate and provided an additional $600,000 to complete the disposition of the Jewelry Business.

Environmental Matters

     The Company has been notified by the Federal Environmental Protection Agency that it is a potentially responsible party for the disposal of hazardous substances by its predecessor company at a site on Ninth Avenue in Gary, Indiana, but it has no records indicating that it ever deposited hazardous substances at the site and intends to vigorously defend itself in this matter. Under the terms of the Assumption Agreement, ARTRA has agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities. Consequently, the Company is entitled to indemnification from ARTRA for any such environmental liabilities, although no assurance can be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement. See Note 2 to the Company's consolidated financial statements.

     Since the Company has no records indicating that it deposited hazardous substances at this site, and since ARTRA has agreed to reimburse the Company for any liabilities that may arise concerning this and other environmental matters, the Company does not believe that any liabilities related thereto will have a material impact on the Company's future results of operation's financial condition or liquidity.

Net Operating Loss Carryforwards

     At December 31, 1995, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $53,000,000 available to be applied against future taxable income, if any, expiring principally in 1996 - 2010.
Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's Common Stock occurs. The Company has recently issued a significant number of shares of its Common Stock in conjunction with the COMFORCE Global acquisition and certain related transactions. Accordingly, the Company is currently subject to significant limitations regarding the utilization of its Federal income tax loss carryforwards.

Seasonality

     The Company's recently acquired technical staffing and consulting services business is not subject to significant seasonal fluctuations.

Recently Issued Accounting Pronouncements

Impairment of Long-Lived Assets

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. This new accounting principle is effective for the Company's fiscal year ending December 31,1996. The Company believes that adoption will not have a material impact on its financial statements.

Stock-Based Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting to disclose the pro-forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements as the Company will not adopt the new fair value accounting, but instead comply with the disclosure requirements.

Impact of Inflation and Changing Prices

     Inflation has become a less significant factor in the economy; however, to the extent permitted by competition, the Company generally passes increased costs to its customers.

                             DESCRIPTION OF BUSINESS

General

     COMFORCE is a leading provider of technical staffing and consulting services in the information technology and telecommunications sectors. Its operations are currently conducted through its operating subsidiary, COMFORCE
Global Inc. ("COMFORCE Global"). The Company has entered into purchase agreements to acquire the assets and business of RRA Inc. and certain affiliated entities ("RRA") through a second operating subsidiary, COMFORCE Technical Services, Inc. ("COMFORCE Technical Services").

     COMFORCE Global provides telecommunications and computer specialists and expertise on a project outsourcing basis, primarily to Fortune 500 companies worldwide. It offers manpower on a contract basis to the telecommunications and computer industries, on both a short-term and long-term basis, to meet its customers' needs for virtually every staffing level within these industries, including wireless infrastructure services, network management, engineering, design and technical support. COMFORCE Global maintains an extensive data base of technically skilled telecommunications and computer personnel, classified by experience and geographic location, for its customers. A majority of COMFORCE Global's business is derived from contract labor services provided to the wireless sector.

     Upon completion of the acquisition of RRA, COMFORCE Technical Services will provide specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs, primarily in the electronics, avionics, telecommunications and information technology business sectors. In addition, COMFORCE Technical Services will provide specialists for mission-critical projects, principally in the scientific and technical research and development fields, including the areas of laser and weapons technology, environmental safety and alternative energy source development. The proposed acquisition of RRA is subject to various conditions and no assurance can be given that it will be completed.

History

     The Company was incorporated in Delaware in 1969. From 1985 until September 1995, the Company, under the name The Lori Corporation, was engaged in the Jewelry Business. Prior thereto, under the names APECO Corporation and American Photocopy Equipment Company, the Company engaged in various business activities, including the manufacture of photocopy machines.

     Due to continuing losses in the Jewelry Business and the erosion of the markets for its products, in September 1995, the Company adopted a plan to discontinue the Jewelry Business and determined to seek to enter into another line of business. See "--Discontinued Jewelry Business." In June 1995, Lori contracted with current management to direct its entry into the technical staffing business. On October 17, 1995, the Company acquired all of the capital stock of COMFORCE Global. In addition, in connection with its new business direction, the Company changed its name to COMFORCE Corporation. ARTRA, then the majority stockholder of the Company, approved these transactions. At the time of the acquisition, COMFORCE Global was one of several wholly-owned subsidiaries of Spectrum Information Technologies, Inc., a Delaware corporation ("Spectrum"), which had a Chapter 11 petition pending. The sale of COMFORCE Global, which was not a party to the Chapter 11 proceeding, was approved by the bankruptcy court in which Spectrum's bankruptcy was pending. Originally founded in 1987, Spectrum had acquired COMFORCE Global in 1993.

     The purchase price paid by the Company for the COMFORCE Global stock was approximately $6.4 million, net of cash acquired. This consideration consisted of cash of to the seller of approximately $5.1 million, fees of approximately $700,000, including a fee of $500,000 to a related party, and 500,000 shares of the Company's Common Stock issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. The shares issued to Peter R. Harvey and ARTRA are subject to ratification by the Company's stockholders. These transactions have been approved by current management personnel and ARTRA, which together own a majority of the outstanding shares of the Company's Common Stock and, therefore, such ratification is expected. See "Discontinued Jewelry Business."

     In October and November 1995, in order to fund the acquisition of COMFORCE Global and meet certain working capital requirements, the Company sold 1,946,667 shares of its Common Stock in a private offering in units consisting of one share of Common Stock with a detachable warrant to purchase one-half share of Common Stock (973,333 shares in the aggregate) for a selling price of $3.00 per unit. The gross proceeds from the offering were $5,840,000. The warrants have an exercise price of $3.375 per share and are exercisable for a period of five years from the date of grant commencing June 1, 1996 (except for certain warrants which were subsequently amended to provide for immediate exercise, as described below).

     In order to facilitate the COMFORCE Global acquisition, ARTRA agreed to exchange all of the Series C Preferred Stock of the Company then held by it (9,701 shares, which constituted all of the issued and outstanding Preferred Stock of the Company) for 100,000 shares of the Company's Common Stock. The liquidation value of the Series C Preferred Stock was $19.5 million in the aggregate.

     In March 1996, the Company acquired all of the assets of Williams Communication Services, Inc., a provider of telecommunications and technical staffing services ("Williams"). The purchase price for the assets of Williams was $2 million with a four year contingent payout based on earnings of Williams. The value of the contingent payouts will not exceed $2 million, for a total purchase price not to exceed $4 million. The acquisition was funded by a revolving line of credit with Chase Manhattan Bank.

     In April 1996, the Company entered into agreements to purchase the assets of RRA. The purchase price of the assets of RRA is $4.75 million, with a three year contingent payout based on earnings of RRA. The value of the contingent payout will not exceed $1 million, for a total purchase price not to exceed $5.75 million. The proposed acquisition of RRA is subject to certain conditions.

     In April 1996, the Company also entered into a letter of intent to acquire the business of Overall Distribution, Inc. ("ODI"), a privately held provider of telecommunications and technical staffing services.

     In April 1996, the Company amended the warrants held by two unaffiliated stockholders to purchase 301,667 shares of the Company's Common Stock at exercise prices ranging from $2.125 to $3.375 per share to permit immediate exercise (in the case of warrants to purchase 241,667 shares not immediately exercisable) and to provide for the issuance of one supplemental warrant at an exercise price of $9.00 per share for each warrant exercised on or before April 12, 1996. Warrants to purchase all 301,667 shares were exercised in April 1996 for an aggregate exercise price of $943,000. The Company intends to use the proceeds from the exercise of these warrants for working capital purposes.

     On April 12, 1996, ARTRA sold the business and certain of the assets related to the Company's discontinued Jewelry Business.

Strategy

Plan for Growth

     The Company believes that it is currently a leading provider of telecommunications and information technology staffing services. The Company established its telecommunications staffing business with the acquisition of COMFORCE Global in October 1995, and further strengthened its base with the acquisition of Williams in March 1996. In April 1996, the Company entered into a letter of intent to acquire the business of ODI, a privately held provider of telecommunications and technical staffing services.

     The Company has identified the area of skilled technical contract labor and consulting for the telecommunications and information technology sectors as a high growth, profitable market niche that could benefit from new opportunities in the wireless telephone industry and growth in networked information systems and the "information superhighway." The Company believes that it is well positioned to capitalize on the anticipated continued growth in the telecommunications and information technology and technical sectors due to its size, geographic breadth and industry expertise in providing a wide range of staffing services. The Company will seek to grow significantly through strategic acquisitions, the opening of offices in new and existing markets and aggressive recruiting, training and marketing of industry specialists with a wide range of technical expertise.

Strategic Acquisitions

     The Company's growth strategy includes the acquisition of established, profitable regional staffing companies in business sectors with attractive growth opportunities. These "platform" companies are intended to serve as a basis for future growth and, therefore, must have the management infrastructure and other operating characteristics necessary to significantly expand the Company's presence within a specific business sector. The Company has currently targeted the telecommunications, information technology and technical services business sector for establishment of platform operating businesses. In addition, the Company has as an objective "tuck under" acquisitions of smaller companies which can be integrated into the established platform companies to increase market share and profits with minimal incremental expense. The Company believes that its reputation in the industry and management style will facilitate its efforts to acquire smaller businesses that are seeking alliances with larger staffing companies to more effectively compete for national contracts. The Company's senior management team has experience in identifying acquisition targets and integrating acquired businesses into the Company's existing operations.

     COMFORCE Global serves as the Company's telecommunications platform, with the Williams and the proposed ODI acquisitions representing "tuck-under" acquisitions within that platform. The proposed acquisition of RRA will establish a technical services platform. The Company is actively seeking an acquisition of a platform company servicing the information technology sector. The Company currently conducts its information technology staffing business through its COMFORCE Global subsidiary.

Internal Growth

     The Company believes it can increase revenues through internal growth due to its well-developed presence in the telecommunications and information technology sectors. Further, the Company believes that it can achieve significant economies of scale by opening and clustering branch offices in new and existing markets through the allocation of management, advertising, recruiting and training costs over a larger revenue base. In addition, the Company has targeted selected areas of the technical services markets which it believes have high growth and profit potential.

Entrepreneurial Environment

     The Company believes its entrepreneurial business environment rewards performance. The Company has established guidelines that offer its managers latitude in operational areas such as hiring, pricing, training, sales and marketing. In addition, the Company has established profit-based compensation plans and has implemented a broadly distributed stock option program to provide further incentive to employees through ownership in the Company.

RightSourcing(TM)

     The Company believes that its RightSourcing(TM) services, which include a vendor-on-premises program, provide an attractive opportunity to grow its operating revenues and profits. The Company's objective will be to achieve higher volumes and proportionately lower operating costs which yield attractive margins. Under these programs, the Company assumes administrative responsibility for coordinating all temporary personnel services throughout a client's organization or location. The program provides the Company with an opportunity to establish long-term relationships with clients and a more stable source of revenue while providing clients with a dedicated, on-site account manager who can more effectively meet the client's changing staffing needs.

Market Overview and Industry Demand

     The staffing services industry was once used predominantly as a short-term solution during peak production periods or to temporarily replace workers due to illness, vacation or abrupt termination. Since the mid-1980s, the staffing services sector has evolved into a permanent and significant component of the human resource plans of many corporations. Corporate restructuring, downsizing, government regulations, advances in technology and the desire by many companies to shift employee costs from a fixed to a variable expense have resulted in the use of a wide range of staffing alternatives by businesses. In addition, the reluctance of employers to risk exposure of wrongful discharge has led to an increase in companies using services such as the Company's Engagement Program as a means of evaluating the qualifications of personnel before hiring them on a full-time basis. Furthermore, many companies are adopting strategies which focus on their core businesses and, as a result, are using outsourcing services such as the Company's RightSourcing(TM) program to staff their non-core businesses. The Company's core and ring approach to staffing is intended to provide its customers with immediate access to a large pool of expertise while enabling them to keep their labor costs fixed.

     Telecommunications and information technology staffing services have become the fastest growing segments of the staffing services industry, according to a leading trade magazine. Demand for technical project support, wireless development, software development and other computer and telecommunications-related services has increased significantly during the last decade, and the recent enactment of the telecommunications bill, which deregulates substantial portions of the telecommunications industry, as well as the recent auction by the U.S. Government of radio frequency spectrum to be utilized for personal communication services ("PCS") wireless communications, are expected to further increase the demand for such services. Many employers outsource their management information systems and computer departments or have utilized the employees of staffing firms in an attempt to meet the increased demand for computer-skilled personnel. According to a leading trade magazine, the information technology services sector is estimated to have had revenues of approximately $7.1 billion in 1994, representing a 25% increase over 1993. This publication estimates 1995 revenues in the information technology services sector to have been $8.9 billion, again representing a 25% increase over the prior year.

     The Company believes that the staffing services industry is highly fragmented and is currently experiencing a trend toward consolidation, primarily due to the increasing demands by large companies for centralized staffing services, which smaller staffing companies are unable to meet. The growth of national and regional accounts resulting from the centralization of staffing decisions by national and larger regional companies has increased the importance of staffing companies being able to offer services over a broad geographic area. In addition, many smaller staffing companies are experiencing increased difficulties due to factors such as significant working capital requirements, limited management resources and an increasingly competitive environment.

Sales and Marketing

     The Company has developed a sales and marketing strategy which targets accounts at the international, national and local levels. Such accounts are solicited through personal sales presentations, referrals from clients, telephone marketing and advertising in a variety of local and national media.

     The Company's international and national sales and marketing effort is and will continue to be coordinated by management at the corporate level, which enables the Company to develop a consistent, focused strategy to pursue national account opportunities. This strategy allows the Company to capitalize on the desire of international and national clients to work with a limited number of preferred vendors for their staffing requirements.

Customers

     The significant customers of the Company vary from time to time and the Company is not dependent upon any single customer. During the calendar year ended December 31, 1995, sales to Harris Corporation and Motorola accounted for approximately 12% and 23%, respectively, of the revenues of the Company (from its technical staffing business) and of COMFORCE Global (for the period prior to its acquisition by the Company). In addition, other major customers that accounted for less than 10% of the business the Company (and COMFORCE Global prior to its acquisition by the Company) during such period included Alcatel Network Systems, Hughes Network Systems, Inc., Ericsson Radio Systems, Inc., AT&T, Bell Atlantic and Sprint International.

Recruiting of Contract Employees

     The Company's COMFORCE Global subsidiary maintains one of the largest and most comprehensive databases of telecommunications personnel in the telecommunications staffing industry. The Company recruits its contract employees through an on-going program that primarily utilizes its existing database of personnel, as well as local and national advertisements, job fairs and recruiting on the World Wide Web. In addition, the Company has succeeded in recruiting qualified employees through referrals from its existing labor force. As a result, the Company has initiated a policy whereby it pays referral fees to employees responsible for attracting new recruits. The Company believes this balanced recruiting strategy will continue to provide it with high quality contract employees to meet its staffing demands.

     In the information technology services sector, the demand for software engineers and technology consultants significantly exceeds supply. In an effort to attract a wide spectrum of employees, the Company offers diverse employment options and training programs. The approaches the Company is utilizing to attract personnel who are in high demand include offering (i) full-time employee status with an annual salary irrespective of assignment or (ii) hourly contingent worker status with compensation tied to the duration of the assignment. The Company intends to tailor its employment practices to attract personnel in areas of high demand.

Assessment and Training of Employees

     To better meet the needs and requirements of its customers and to enhance the marketability and job satisfaction of its employees, the Company utilizes a comprehensive system to assess and train its employees. The Company conducts extensive background, drug and skills screening of potential temporary employees and contract consultants. The Company also offers these employees orientation courses that are tailored to the practices and policies of specific clients.

Competition

     The technical staffing sector in which the Company competes is fragmented and highly competitive, with limited barriers to entry, although it appears to be experiencing a trend toward consolidation, primarily due to the increasing demands by large companies for centralized staffing services. With local markets, smaller firms actively compete with the Company for business, and in most of these markets, no single company has a dominant share of the market. Technical services companies have traditionally focused on aerospace and military contracts; however, since the demilitarization of the U.S. economy, there has been increased focus by technical services companies on the telecommunications and information technology market sectors. The Company's ability to compete is dependent on many factors, including its ability to attract technical personnel, its ability to offer its services on a cost efficient basis and its ability to successfully service and support its customers. The Company also competes with larger full-service and specialized competitors in international, national, regional and local markets.

Intellectual Property

     The Company does not own any patents, registered trademarks or copyrighted information that is registered. However, the Company considers its database of personnel to be proprietary.

Employees

     As of March 31, 1996, the Company employed approximately 22 full-time staff employees and 350 contract employees (on a full-time equivalency basis) in its technical staffing business. During 1995, the Company had an average of approximately 250 employees on assignment per week.

     The Company is responsible for and pays the employer's share of Social Security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance, and other costs relating to its temporary employees. The Company offers health insurance benefits to its temporary employees at their cost through a national trade association to which the Company belongs.

Centralized Business Operations

     The Company provides temporary, contracting, and outsourcing services for approximately 160 clients from its corporate headquarters located in Lake Success, New York. COMFORCE Global has offices in New York, Washington D.C. and Florida and has plans to open offices in Texas, Chicago, California and Georgia over the next twelve months. If the RRA and ODI acquisitions are completed, the Company will have additional offices in the states of Arizona, New Mexico, California, Washington, Missouri and South Carolina.

Discontinued Jewelry Business

     In September 1995, the Company adopted a plan to discontinue the Jewelry Business and recorded a provision of $1 million for the estimated costs to complete the disposal of this business, having earlier recorded a charge against operations of $12.9 million to write-off the goodwill of the Jewelry Business at June 30, 1995. In the fourth quarter of 1996, the Company revised its estimate and provided an additional $600,000 to complete the disposition of the Jewelry Business.

     In conjunction with the COMFORCE Global acquisition, the Company and ARTRA entered into the Assumption Agreement effective as of October 17, 1995, under which ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all liabilities of the Jewelry Business from and after October 17, 1995, and is entitled to receive the net proceeds, if any, from the sale thereof. On April 12, 1996, ARTRA sold the business and certain of the assets of the Company's Lawrence Jewelry Corporation subsidiary, and, accordingly, will be entitled to the net proceeds, if any, from this disposition after the satisfaction of its creditors.

Environmental Matters

     Under the terms of the Assumption Agreement, ARTRA has agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities. Consequently, the Company is entitled to indemnification from ARTRA for any such environmental liabilities, although no assurance can be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement.

     Prior to its entry into the Jewelry Business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, in most cases before laws had been enacted governing the safe disposal of hazardous substances.

     Although the controlling stockholders and current management had no involvement in these operations, the Company could ultimately be held to be responsible for clean-up costs at the manufacturing sites or at off-site waste disposal locations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980

("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. The Company has been notified by the Federal Environmental Protection Agency that it is a potentially responsible party for the disposal of hazardous substances by its predecessor company at a site on Ninth Avenue in Gary, Indiana, but it has no records indicating that it deposited hazardous substances at the site and intends to vigorously defend itself in this matter.

     Since the Company has no records indicating that it deposited hazardous substances at this site, and since ARTRA has agreed to reimburse the Company for any liabilities that may arise concerning this and other environmental matters, the Company does not believe that any liabilities related thereto will have a material impact on the Company's future results of operations, financial condition or liquidity.


Properties

Technical Staffing Business

     The Company and its COMFORCE Global subsidiary maintain their headquarters in a 2,500 square foot facility in Lake Success, New York under a lease which expires in 2000. COMFORCE Global also maintains offices in New York, Washington D.C. and Florida in leased facilities of from 750 to 2,000 square feet. The Company believes that its facilities are adequate for its present and reasonably anticipated future business requirements.

Discontinued Jewelry Business

     ARTRA has assumed the remaining obligations under a lease which expires in October 1996 for an 86,000 square foot distribution facility in Woonsocket, Rhode Island formerly used by the Company's discontinued Lawrence Jewelry Corporation subsidiary.


                                LEGAL PROCEEDINGS

     See "Description of Business--Environmental Matters" for a description of the notification received by the Company from the Federal Environmental Protection Agency.

     The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company.

     The Company insures against workers' compensation, personal injury, property damage, professional malpractice, errors and omissions, and fidelity losses. The Company maintains insurance in such amounts and with such coverages and deductibles as management believes are reasonable and prudent.

                   MARKET PRICE OF THE COMPANY'S COMMON STOCK

     The Company's Common Stock, $.01 par value, is traded on the American Stock Exchange ("AMEX"). The high and low sales prices for the Company's Common Stock, as reported by the AMEX during the past two years, were as follows:

                           1996            1995                   1994
                     -------------   ------------------      ---------------
                       High    Low    High      Low          High     Low
First Quarter        $10-3/8   $6     $3-7/8    $1-15/16     $6       $5
Second Quarter                         3-1/2     2            7-1/8    3-1/8
Third Quarter                          4-3/4     1-9/16       8-1/8    5-1/4
Fourth Quarter                         9-1/4     3-1/4        6-3/8    1-7/8

 As of March 31, 1996, there were approximately 5,600 shareholders of record.



                                    DIVIDENDS

     COMFORCE anticipates that earnings, if any, will be retained for expansion of its technical staffing and consulting services business at least through 1996 and, therefore, does not anticipate that dividends will be paid in 1996. Lori did not pay dividends in 1995.



                     DESCRIPTION OF THE COMPANY'S SECURITIES

Generally

         As of April 18, 1996, the authorized capital stock of the Company consisted of (i) 10,000,000 shares of Common Stock having a par value of $.01 per share, of which 9,343,198 shares have been issued and are outstanding, and
(ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued in one or more series with such rights and preferences as determined by the Board of Directors, none of which were issued and outstanding as of such date. At the 1996 Annual Meeting, the Company will ask its stockholders to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock from 10,000,000 shares to 40,000,000 shares of Common Stock and from 1,000,000 shares to 10,000,000 shares of Preferred Stock. The Company's Common Stock is listed on the American Stock Exchange.

         The Common Stock of the Company is not subject to any conversion or redemption provisions and the holders thereof are not provided any pre-emptive rights. All outstanding shares of the Common Stock of the Company are fully-paid and non-assessable. Each share of Common Stock has equal voting rights and each share shall be entitled to one vote in all matters in which stockholders shall be entitled to vote.

Increase in Number of Authorized Shares

     Based on the number of shares currently issued and outstanding and the shares reserved for issuance upon exercise of outstanding warrants and options, the Company currently has an insufficient number of authorized shares to finance its planned expansion. The Board of Directors believes that additional shares of stock should be available for issuance by the Board of Directors from time to time for proper corporate purposes.

     The newly authorized shares of Common Stock and Preferred Stock will be issuable from time to time by action of the Board of Directors for any proper corporate purpose, without stockholder approval unless required by applicable law or rules of the American Stock Exchange. These purposes could include financings, payment of stock dividends, subdivision of outstanding shares through stock splits, employee stock options and bonuses, and corporate acquisitions. The additional shares also could be issued in a private placement transaction to a third party favored by the Board of Directors in the event of a takeover attempt directed at the Company, which could give the favored party an advantage over a competing party in a contest to acquire control of the Company.

     One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of a stockholders' rights plan or otherwise.

Stockholder Voting

     Each share of common stock has equal voting rights and each share shall be entitled to one vote in all matters in which stockholders shall be entitled to vote. The Certificate of Incorporation provides for cumulative voting in the election of directors. Therefore, every stockholder entitled to vote for directors shall have the right, in person or by proxy, to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the same election, and he or she may cast the whole number of such votes for one candidate or may distribute them among any two or more candidates. At the 1996 Annual Meeting, the Company will ask its stockholders to approve an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting. Without cumulative voting, the holders of a majority of the shares present or represented at an annual meeting would be able to elect all the directors to be elected at that meeting, and no person could be elected without the support of such majority.

Preferred Stock

     The Certificate of Incorporation of the Company authorizes its Board of Directors to establish series or classes of preferred stock and fix the rights, preferences, privileges and restrictions thereof. The Board is authorized to issue up to 1,000,000 shares of Preferred Stock (proposed to be increased to 10,000,000 shares). Delaware law provides that if any proposed amendment to the certificate of incorporation of a corporation adversely affects the preferences, limitations or special rights of any class of shares, then the holders of shares of such class are entitled to vote as a class as to such amendment. However, since the holders of Common Stock approved an amendment to the Certificate of Incorporation of the Company which permits the Board of Directors to authorize the issuance of new series of preferred stock with such rights (including voting rights) and preferences as fixed by the Board of Directors, the holders of Common Stock will not have the right to vote, whether as class or otherwise, to authorize the issuance of new series of Preferred Stock with preferences as to dividends and distributions on liquidation.

     By authorizing and issuing preferred stock with particular rights, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. For example, the Company could issue shares of Preferred Stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquirer to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters.

     On April 26, 1996, the Board authorized the issuance of up to 10,000 shares of a new series of Preferred Stock, par value $0.01 per share, designated the Series E Convertible Preferred Stock ("Series E Preferred Stock"). Each share of Series E Preferred Stock will be automatically converted into 100 shares of Common Stock on the date the Company's Certificate of Incorporation is amended so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock to effect the conversion, and any accrued and unpaid dividends have been paid in full (as has been proposed for consideration of the stockholders at the June 27, 1996 annual meeting). Holders of shares of Series E Preferred Stock are entitled to dividends equal to those declared on the Common Stock, or, if no dividends are declared on the Common Stock, nominal cumulative dividends payable only if the Series E Stock fails to be converted into Common Stock by September 1, 1996. Except as otherwise provided by law, holders of Series E Preferred Stock are entitled to vote, on the basis of 100 votes per share, together with the holders of the Common Stock, as one class on all matters submitted to a vote of stockholders. As of May 6, 1996, there were 8,871 shares of Series E Preferred Stock outstanding.

     On May 6, 1996, the Board authorized the issuance of up to 15,000 shares of a new series of Preferred Stock, par value $0.01 per share, designated the Series D Senior Convertible Preferred Stock ("Series D Preferred Stock"). The holder of each share of Series D Preferred Stock will have the right to convert such share into 83.33 fully paid and nonassessable shares of Common Stock at $12 per share at any time subsequent to the date the Company's Certificate of Incorporation is amended so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock to effect the conversion. If at any time after the first anniversary of the date of first issuance of the Series D Stock, the Common Stock of the Company has a closing sale price of at least $20 per share for a period of twenty consecutive trading days, the Company may convert all shares of the Series D Preferred Stock then outstanding into shares of Common Stock at $12 per share, without prior notice to the Stockholder. All shares of Series D outstanding on the fifth anniversary of the date of first issuance of the Series D Stock will automatically be converted into shares of Common Stock based on the conversion price of $12 per share. Holders of shares of Series D Preferred Stock are entitled to cumulative dividends of 6% per annum, payable quarterly in cash on the first day of February, May, August and November in each year. For the purposes of conversion, to the extent that the Company does not pay any accrued and unpaid dividends within fifteen days of the conversion with respect to those shares, such amount shall be added to the conversion value for those shares. Except as otherwise provided by law, the holders of Series D Preferred Stock will not be entitled to vote. As of May 6, 1996, there were no shares of Series D Preferred Stock outstanding.

     Except for the Series D and Series E Preferred Stock, there are no other series or classes of Preferred Stock currently authorized. All of the shares of all other series or classes of Preferred Stock previously authorized by the Company's Board to date have been repurchased by the Company or converted to Common Stock and are not subject to reissue.

Delaware General Corporation Law

     Pursuant to Section 203 of the Delaware General Corporation Law ("Section 203"), with certain exceptions, a Delaware corporation may not engage in any of the broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers, and shares owned by employee stock plans or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporations' outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (c) an affiliate or associate of such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Company's Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company's Board of Directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interest.

     Section 203 excludes from the definition of "interested stockholder" any stockholder of the Company that owned over 15% of the Company's stock on December 23, 1987, so long as such holder continues to own over 15% of the Company. Accordingly, ARTRA is not subject to the restrictions of Section 203.




                                   MANAGEMENT


     Set forth below is information concerning each director and executive officer of the Company.


           Name               Age                Position
    ---------------------     ---       -------------------------------------
    Michael Ferrentino         33       President and Director
    Christopher P. Franco      37       Executive Vice President and Secretary
    Dr. Glen Miller            59       Director
    Keith Goldberg             34       Director
    Richard Barber             36       Director


     Michael Ferrentino has served as the President and Director of the Company since December 1995. Mr. Ferrentino was a founder of COMFORCE Global (telecommunications and computer staffing), and he served as COMFORCE Global's Executive Vice President from 1987 to 1995. From 1984 through 1987, he worked for Dunn & Bradstreet as a Senior Auditor. Mr. Ferrentino received a B.S. Degree in Accounting from St. John's University.

     Christopher P. Franco has served as the Executive Vice President and Secretary of the Company since December 1995. From November 1993 to September 1995, Mr. Franco served as Vice President and General Counsel of Spectrum Information Technologies, Inc. ("Spectrum") (wireless transmissions, telecommunications and franchiser of computer stores). From 1985 to 1993, Mr. Franco practiced law, principally in the field of corporate securities, with the law firms of Fulbright & Jaworski (Houston), Cummings & Lockwood (Hartford) and Kelley Drye & Warren (New York). Mr. Franco received his B.S.B.A. in business administration from Georgetown University and his J.D. from Southern Methodist University School of Law.

     Dr. Glen Miller has served as a Director since December 1995. Vice President - Business Development of TeleData International, a telecommunications service company. From 1990 to 1994, Dr. Miller was responsible for strategic planning for the Harris Corporation. From 1984 to 1990, he was responsible for the direction and arrangement of business activities in various markets nationwide for GTE Telecom, a telecommunications company. Dr. Miller is a retired Colonel, U.S. Air Force, and earned a Ph.D. from Columbia Pacific University.

     Keith Goldberg has served as a Director since December 1995. Partner at J. Walter Thompson Advertising. Previously, he worked for BBDO Advertising as an Associate Creative Director from 1994 to 1995. From 1989 through 1994, he served as a Vice President at Young & Rubicam. Mr. Goldberg is the recipient of several Clio and Effie awards. He received a B.A. Degree in Communications from St. John's University.

     Richard Barber has served as a Director since December 1995. Partner at L.H. Friskoff & Company, a certified public accounting firm. Mr. Barber is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and served as a committee member of the New York State Real Estate Accounting Committee. Mr. Barber received a B.A. Degree from Sheffield Polytechnic in the United Kingdom. Mr. Barber is not standing for reelection at the Compny's 1996 Annual Meeting.

     Directors are elected annually and hold office until the next annual meeting of the stockholders or until his successor shall have been duly elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among the executive officers and/or directors, nor are there any arrangements or understandings between any officer and another person pursuant to which he was appointed to office except as may be hereinafter described.

Committees

     The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Audit Committee has responsibility for reviewing matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company. Dr. Miller and Mr. Barber are members of this Committee. Mr. Goldberg is expected to replace Mr. Barber (who is not standing for reelection) on this Committee following the annual meeting of stockholders. The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus and incentive compensation of the Company, and approving the salaries and other benefits of the executive officers of the Company. Mr. Ferrentino and Mr. Goldberg are members of the Compensation Committee. The Stock Option Committee has responsibility for administering the Company's Long-Term Investment Plan. Mr. Goldberg and Dr. Miller are members of the Stock Option Committee.


                             EXECUTIVE COMPENSATION

Directors' Compensation

          Non-employee directors are entitled to receive fees of $1,000 per quarter and $500 per meeting. In addition, the Company has proposed adopting certain amendments to the Long-Term Stock Incentive Plan, which, if approved by the stockholders at the 1996 Annual Meeting, will entitle each non-employee director to receive as of the date such director is elected or re-elected to office (commencing as of January 10, 1996) options to purchase 10,000 shares of the Company s common stock at the market price as of each such date, unless the plan is subsequently amended as permitted therein.

Executive Officer Compensation

         The following table shows all compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993, to each person who has served as the chief executive officer of the Company at any time during any such year and the Company's most highly compensated executive officers, other than the chief executive officer, whose income exceeded $100,000 (the "Named Executive Officers"). No other executive officers of the Company received compensation in excess of $100,000 in 1995.

                           Summary Compensation Table

                                                                      Long Term Compensation
                                            Annual Compensation               Awards
                                            -------------------        ---------------------
                                              Salary      Bonus             Options/SAR's
Name and Position          Year                 ($)         ($)                  (#)
- ---------------------------------------------------------------------------------------------

Related to Current Operations:

Michael Ferrentino,        1995             $79,703    $174,879(2)                 -
President                  1994                 -           -                      -
                           1993                 -           -                      -

Christopher P. Franco      1995              28,846     174,879(2)
Executive Vice             1994                 -           -                      -
President and Secretary    1993                 -           -                      -

Related to Discontinued Jewelry Business:

Austin A. Iodice,          1995              260,000        -                      -
 formerly Vice Chairman,   1994              260,000        -                      -
Chief Executive Officer    1993              260,000        -                 $370,419(1)
and President

       (1) See the notes under "Principal Stockholder--Securities Ownership of Certain Beneficial Owners and Management" and "Transactions with Management and Others--Transactions with Austin A. Iodice Related to Discontinued Jewelry Business" for a description of the options granted to Mr. Iodice.

       (2) This amount represents the value of shares of Common Stock of the Company issued to Messrs. Ferrentino and Franco in accordance with employment agreements and as inducement for agreeing to be employed and contractually bound by the Company for the purpose of developing a technical staffing business. The amount was calculated at $.22 per share and was based upon an appraisal received by the Company. This was the value used for tax-computing purposes. However, for financial reporting purposes, these shares are valued at $.93 per share.

       Option Values. The following table sets forth information concerning the aggregate number and values of options held by Named Executives as of December 31, 1995. None of the Named Executives hold stock appreciation rights ("SARs") and none of the Named Executives exercised any options in 1995.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                                      Number of
                                                                     Securities
                                                                     Underlying
                                                                     Unexercised     Value of Unexercised
                                                                    Options/SARs          In-the-Money
                                                                   at Fiscal Year       Options/SARs at
                                                                        End (#)        Fiscal Year End ($)
                            Shares Acquired     Value Realized      Exercisable/           Exercisable/
          Name              on Exercise (#)           (#)         Unexercisable(1)       Unexercisable(2)
- ---------------------------------------------------------------------------------------------------------------

Current Management:
  Michael Ferrentino                0                   0                  0/0                    0/0

  Christopher P. Franco             0                   0                  0/0                    0/0


Former Management (Discontinued Jewelry Business):
  Austin A. Iodice                  0                   0            370,419/0           $3,009,654/0


       (1) See the notes under "Principal Stockholders-- Securities Ownership of Management" for a description of the terms of the options granted to Mr. Iodice, as well as other options granted to other executive officers of the Company.

       (2) The listed options were issued at per share exercise price of $1.125 per share. The market price of the Company's Common Stock as of the close of trading on December 31, 1995 on the American Stock Exchange was $9.25. The value shown in this column for in-the-money options is the amount by which the market price at December 31, 1995 for all of the shares issuable upon Mr. Iodice's exercise of his option exceeded the exercise price thereof.


Employment Agreements

         The Company entered into employment agreements in December 1995 with Michael Ferrentino, the President of the Company, and Christopher P. Franco, the Executive Vice President and Secretary of the Company. Each agreement is for a term of two years and is terminable by the Company only for "just cause." "Just cause" includes the employee's consistent failure to follow written policies or directions, wrongful conduct which has or is expected to have a material adverse effect on the Company, material violations of the employment agreement and disruption of a harmonious work environment, except that, following a change in control of the Company, the term "just cause" is generally limited in application to criminal acts. Under these agreements, each of Messrs. Ferrentino and Franco are entitled to compensation of $150,000 annually plus such bonuses as are awarded by the Board, and each are entitled to participate in the Company's normal benefit programs. If the Company terminates either agreement, the employee shall be entitled to receive full compensation and to continue to participate in the Company's benefit programs for the greater of one year or the balance of the term of the agreement, payable in full at the time of termination. Each agreement contains customary confidentiality, non-disclosure and employee non-solicitation provisions. See "Transactions with Management and Others--Transactions with New Management"for a description of the consulting agreement entered into by the Company with a company controlled by James L. Paterek, and see "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Tranactions with Austin A. Iodice Related to Discontinued

Jewelry Business" for a description of the management agreement entered into by the Company with a company controlled by Austin A. Iodice.

Compensation Committee Interlocks and Insider Participation

Current Operations

         The 1995 compensation of Michael Ferrentino, the President of the Company, and Christopher P. Franco, the Executive Vice President and Secretary of the Company, was fixed pursuant to employment agreements negotiated with Peter R. Harvey, formerly a Vice President of the Company.

Discontinued Jewelry Business

         The decisions concerning the 1995 compensation of all of the executive officers of the Company involved in the Company's discontinued Jewelry Business were made by Austin A. Iodice, the Vice Chairman, President and Chief Executive Officer of the Company until his resignation in December 1995, except with respect to Mr. Iodice (whose compensation was fixed pursuant to a management agreement approved by the Board of Directors in 1992). Although the Company had a Committee on Compensation and Options, this Committee did not meet in 1995.

Relationships

         There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals.

 Transactions with New Management

         On June 29, 1995, the Company entered into a letter agreement with Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, and James L. Paterek, the holder of a significant amount of the Company's issued and outstanding Common Stock, subsequently amended as of October 6, 1995 (as amended, the "Letter Agreement"), pursuant to which Messrs. Ferrentino and Franco agreed to serve as employees of, and Mr. Paterek agreed to serve as a business consultant to, the Company to enable the Company to enter into the telecommunications and computer staffing business. As consideration for agreeing to provide such services to the Company, the Company agreed to (i) issue to Messrs. Ferrentino, Franco and Paterek and one other individual who agreed to serve as a Vice President of the Company, Kevin W. Kiernan (collectively, the "Designated Individuals"), such number of shares of Common Stock equal to 35% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995; (ii) sell or otherwise dispose of all or substantially all of the Company's interest in the Jewelry Business; (iii) nominate four individuals selected by the Designated Individuals to serve on the Company's Board of Directors; (iv) enter into two-year employment agreements with Messrs. Ferrentino and Franco and a three-year business consulting agreement with Mr. Paterek; and (v) reserve for issuance to the Designated Individuals and other employees of the Company options or warrants to purchase 10% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995.

         On October 6, 1995, 3,091,302 shares of the Company's Common Stock in the aggregate were issued to the Designated Individuals and 796,782 additional shares are to be issued under the anti-dilution provisions of the Letter Agreement, all as follows:

                                                  Shares to         Total
                             Shares Issued        be Issued         Shares
                             -------------        ---------         ------
   Michael Ferrentino             794,907          204,887          999,794
   Christopher P. Franco          794,907          204,887          999,794
   James L. Paterek            1,324,844           341,478        1,666,322
   Kevin W. Kiernan               176,644           45,530          222,174
                                  -------           ------          -------
   Total                        3,091,302          796,782        3,888,084

         ARTRA, then the majority stockholder of the Company, previously approved the issuance of such shares. The Company has made a loan of $345,000 in the aggregate to the Designated Individuals to cover their tax liabilities resulting from these transactions. The obligations are evidenced by notes which bear interest at the rate of 6% per annum and mature on December 10, 1997.

         Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino earned a delivery fee of $500,000 in connection with the Company s acquisition of COMFORCE Global, $250,000 of which was paid in 1995 and the balance of which was paid in January 1996.

         See "Executive Compensation--Employment Agreements" for a description of the employment agreements entered into between the Company and each of Messrs. Ferrentino and Franco, which description is incorporated herein by reference.

Transactions with Peter R. Harvey Related to Current Operations

         The purchase price paid by the Company for the COMFORCE Global stock was approximately $6.4 million, net of cash acquired, consisting of cash of approximately $5.6 million and 500,000 shares of the Company's Common Stock issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company included 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing certain of the Company's obligations.

         Peter R. Harvey, age 61, served the Company as its Director from 1982 to December 1995 and Vice President from July 1995 to December 1995. He has also served as the President, Chief Operating Officer and as a Director of ARTRA since 1968 and a Director of Pure Tech International, Inc. (textiles, hose and tubing) since 1995.

Transactions with Austin A. Iodice Related to Discontinued Jewelry Business

         In April 1993, the Company entered into a management agreement with Nitsua, Ltd. ("Nitsua"), a corporation wholly-owned by Austin A. Iodice, then the Vice Chairman, President and Chief Executive Officer of the Company. This management agreement was approved and accepted by the Company's New Dimensions, Rosecraft and Lawrence subsidiaries (the "Jewelry Subsidiaries"). Pursuant to the terms of this agreement, Mr. Iodice had all of the responsibilities of a chief executive officer of the Company and the Jewelry Subsidiaries (subject to the supervision of the boards of directors of the Company and the Jewelry Subsidiaries). This agreement, which was scheduled to terminate on March 31, 1996, was earlier terminated upon Mr. Iodice's resignation as an officer and director of the Company in December 1995. As compensation for its services under the agreement, Nitsua received (i) a management fee of $260,000 per annum, (ii) reimbursement of all documented expenses reasonably incurred by Nitsua in connection with the performance of its duties, and (iii) options to purchase 370,419 shares of the Company's Common Stock at an exercise price of $1.125 per share.

         Austin A. Iodice, age 54, served the Company as its Director from 1990 to December 1995, and as its Vice Chairman, President and Chief Executive Officer from 1992 to December 1995. He has also served as President of Ansa Company, Inc. (baby bottles and accessories) from 1990 to present. Prior thereto, Mr. Iodice was associated with Technical Tape Incorporated (pressure sensitive tape) from 1964 to 1989 in various capacities, including as a director and most recently as president and chief executive officer from 1980 until 1989.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions with New Management

         See "Executive Compensation--Compensation Committee Interlocks and Insider Participation" for a description of certain transactions entered into between the Company and Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, and James L. Paterek, the holder of a significant amount of the Company's issued and outstanding Common Stock.

         In addition, in October 1995, the Company entered into a consulting agreement with Tarek Corporation ("Tarek"), which is a corporation wholly-owned by Mr. Paterek. Mr. Paterek, age 34, was a founder of COMFORCE Global and served as its President from 1985 to September 1995. Tarek has agreed to engage Mr. Paterek to perform the services required under the agreement. Under the terms of the agreement, Tarek has agreed to devote at least 50 hours per month performing services for the Company. The agreement is for a term of three years and is terminable by the Company only for "good cause." "Good cause" includes Paterek's fraud, misappropriation of Company assets, or the commission of a felony during the term of the agreement which is directly related to the Company and causes it material harm. Tarek has the right to terminate the agreement upon 30 days notice or immediately in the event of a change in control. Under this agreement, the consultant is entitled to compensation of $157,000 annually plus reimbursement for expenses incurred in performing his duties under the agreement. In addition, Mr. Paterek is entitled to participate in the Company's normal benefit programs. If the Company terminates the agreement without good cause, Tarek shall be entitled to receive full compensation for the balance of the term of the agreement. The agreement requires Tarek to enter into an agreement with Mr. Paterek under which he agrees not to compete with the Company during the term of the agreement and not to disclose confidential information.

Transactions with Peter R. Harvey Related to Current Operations

         See "Executive Compensation--Compensation Committee Interlocks and Insider Participation" for a description of certain transactions entered into between the Company and Peter R. Harvey, formerly a Director and Vice President of the Company.

Transactions with ARTRA Related to Current Operations

         ARTRA owns approximately 19.2% of the Company's currently issued and outstanding Common Stock.

         In order to facilitate the COMFORCE Global acquisition, ARTRA agreed to exchange all of the Series C Preferred Stock of the Company then held by it (9,701 shares) for 100,000 shares of the Company's Common Stock. The liquidation value of the Series C Preferred Stock was $19.5 million in the aggregate as of the effective date of the exchange, December 15, 1995.

         In addition, to facilitate this acquisition, on October 17, 1995, in conjunction with the COMFORCE Global acquisition, the Company and ARTRA entered into the Assumption Agreement, under which ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all liabilities of the Jewelry Business from and after October 17, 1995, and is entitled to receive the net proceeds, if any, from the sale thereof. On April 12, 1996, ARTRA sold the business and certain of the assets of the Company's Lawrence Jewelry

Corporation subsidiary, and, accordingly, will be entitled to the net proceeds, if any, from this disposition after the satisfaction of its creditors. In addition, in the first quarter of 1996, ARTRA paid $647,000 of the liabilities assumed under the Assumption Agreement. Liabilities assumed by ARTRA in the amount of approximately $4.24 million are shown on the Company's balance sheet at December 31, 1995.

Transactions with ARTRA Related to Discontinued Jewelry Business

         ARTRA first acquired an interest in the Company in August 1982. As of October 6, 1995 (immediately prior to the issuance of stock to the Designated Individuals), ARTRA held an approximately 63% interest in the Company, and held 9,701 shares of Series C Preferred Stock (representing all of the then issued and outstanding Preferred Stock of the Company).

         The Company made advances to ARTRA of $399,000 in 1995 and $54,000 in 1996. In the first quarter of 1996, ARTRA repaid these advances.

         In August 1994, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to the Company and used to fund amounts due the Company's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of the Company's common stock. In August 1995, these shares were transferred to the lender in consideration of extending the loan, and the carrying value of these 100,000 shares ($700,000) was transferred to ARTRA as reduction of amounts then due to ARTRA by the Company.

         In   1995,   ARTRA   provided   certain   financial,   accounting   and
administrative services for the Company's corporate entity. During 1995, the fees for these services amounted to $91,000.

Transactions with Austin A. Iodice Related to Discontinued Jewelry Business

         See "Executive Compensation--Compensation Committee Interlocks and Insider Participation" for a description of certain transactions entered into between the Company and Austin A. Iodice, formerly the Company's Vice Chairman, President and Chief Executive Officer.

Transactions with Alex Verde Related to Discontinued Jewelry Business

         In 1994, ARTRA and Fill-Mor, entered into a settlement agreement with its bank lender, IBJ Schroder Bank & Trust Company ("Schroder") to discharge the indebtedness of the Company, its operating subsidiaries and Fill-Mor aggregating approximately $25,000,000. Upon payment of certain sums and satisfaction of certain conditions, this indebtedness was reduced to $10,500,000. Under the terms of the amended settlement agreement with Schroder, this remaining indebtedness was to be discharged upon payment to Schroder of $750,000 by March 31, 1995 and upon ARTRA's registration of certain shares of its common stock.

         The Company did not have sufficient funds available to repay this indebtedness. Accordingly, on March 31, 1995, Alex Verde, then a director of the Company, entered into an assignment agreement with Schroder to purchase this indebtedness for $750,000, and advanced an additional $100,000 to the Company. In this connection, Mr. Verde and the Company also entered into an agreement whereby he reduced this indebtedness to $850,000 in consideration of the Company's issuance to him of 150,000 shares of its common stock valued at $337,500 ($2.25 per share) based upon closing market value of the shares on March 30, 1995. This loan, which was originally due July 31, 1995 (subsequently extended to September 15, 1995), was repaid in February 1996 by ARTRA, which had assumed the obligation to repay the loan under the terms of the Assumption Agreement. As compensation for agreeing to extend the maturity date of the loan, Mr. Verde received an additional 100,000 shares of the Company's Common Stock.

         Alexander Verde, age 62, served as Director from 1990 to December 1995. He has served as the President of AVS Marketing Specialists Incorporated (sales and marketing) from 1974 to present.

                             PRINCIPAL STOCKHOLDERS

Securities Ownership of Certain Beneficial Owners and Management

         The following table sets forth the number of shares and percentage of Common Stock beneficially owned as of April 18, 1996 by (i) the only stockholders known by management of COMFORCE to own 5% or more of COMFORCE's Common Stock, (ii) all directors and executive officers of COMFORCE, (iii) Austin A. Iodice, who served as chief executive officer of the Company during 1995 until his resignation in December and (iv) all directors, executive officers and other key employees of COMFORCE as a group (5 persons). Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. As of such date, there were 9,343,198 shares of common stock issued and outstanding.


Name and Address of                       Number of Shares                Percentage of Shares
 Beneficial Owner                      Beneficially Owned(1)              Beneficially Owned(8)
- -----------------------------------------------------------------------------------------------

Current Management:

Michael Ferrentino(2)                          999,794                             9.0%
2001 Marcus Avenue
Lake Success, New York  11042

Christopher P. Franco(2)                       999,794                             9.0%
2001 Marcus Avenue
Lake Success, New York  11042

Dr. Glen Miller                                 --                                 --

Richard Barber                                  --                                 --

Keith Goldberg                                  --                                 --

Directors and officers as a group
((5) persons)(3)                             1,999,588                            18.0%

Other Significant Stockholders:

James L. Paterek(4)                          1,666,322                            15.0%
86 South Drive
Plandome, New York  11030

ARTRA GROUP Incorporated                     1,970,536                            19.2%
500 Central Avenue(5)(6)
Northfield, Illinois 60093

Former Management (Discontinued Jewelry Business):

Austin A. Iodice(7)                            370,491                             3.5%
- -----------------------

         (1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

         (2) The shares beneficially owned by Mr. Ferrentino, the President and a Director of the Company and Mr. Franco, the Executive Vice President of the Company, include 794,907 shares currently held of record by each individual and 204,887 additional shares to be issued to each under the anti-dilution provisions of the Letter Agreement. Their ownership percentages have been calculated as if all 796,782 shares issuable to the Designated Individuals under the anti-dilution provisions of the Letter Agreement had been issued. Messrs. Ferrentino, Franco and one other individual who agreed to serve as a Vice President of the Company, Kevin W. Kiernan, have entered into a voting trust agreement to ensure that all of the shares owned by such individuals are voted in a manner directed by Mr. Ferrentino. Messrs. Ferrentino, Franco and Kiernan disclaim beneficial ownership of the shares owned by the other parties to the voting trust agreement.

         (3) The shares shown to be beneficially owned by the directors and officers as a group include 1,589,814 shares held of record by them and 409,774 shares to be issued to them under the anti-dilution provisions of the Letter Agreement. The ownership percentage has been calculated as if all 796,782 shares issuable to the Designated Individuals under the anti-dilution provisions of the Letter Agreement had been issued.

         (4) The shares beneficially owned by Mr. Paterek, a consultant to the Company, include 1,324,844 shares currently held of record by him and 341,478 additional shares to be issued to him under the anti-dilution provisions of the Letter Agreement. His ownership percentage has been calculated as if all 796,782 shares issuable to the Designated Individuals under the anti-dilution provisions of the Letter Agreement had been issued.

         (5) John Harvey and Peter R. Harvey, each of whom formerly served as an officer and director of the Company, control the management and operations of ARTRA, which owns 19.2% of the Company's common stock. Insofar as they are deemed beneficial owners of the Company's shares owned of record by ARTRA, Peter
R. Harvey owns 2,165,369 shares (21%) of the Company's Common Stock and John Harvey owns 2,045,869 shares (19.9%) of the Company's Common Stock. Each such person maintains a business address at 500 Central Avenue, Northfield, Illinois 60093.

         (6) ARTRA, through a wholly-owned subsidiary, Fill-Mor Holding, Inc. ("Fill-Mor"), a Delaware corporation (hereinafter all holdings of Fill-Mor are referred to as ARTRA's), presently owns 1,970,536 shares of record (19.2% of the outstanding Common Stock of COMFORCE). ARTRA agreed in the Letter Agreement to direct Fill-Mor to vote in favor of current management's nominees for the Board of Directors. Additionally, ARTRA directed Fill-Mor to execute a limited proxy to current management of the Company providing that ARTRA and/or Fill-Mor shall vote its shares in all manners in favor of the conditions of the Letter Agreement.

         (7) The  shares  beneficially  owned by Mr.  Iodice  consist of 370,419 shares issuable upon the exercise of an option held by Nitsua, Ltd., a corporation wholly-owned by Mr. Iodice (granted under the Option Plan), which expires March 15, 2003 at an exercise price of $1.125 per share. See "Executive
Compensation--Compensation       Committee      Interlocks      and      Insider
Participation--Tranactions with Austin A. Iodice Related to Discontinued Jewelry Business." Mr. Iodice was chief executive officer of the Company when the Company was engaged in its discontinued Jewelry Business and known as The Lori Corporation.

         (8) The Company has issued a Series E Convertible Preferred Stock which shall vote as a single class with the Common Stock. For this reason, the Series E Preferred Stock is included for purposes of calculating percentages of beneficial ownership.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the shares of Common Stock held by ,or issuable upon the exercise of warrants or the conversion of Preferred Stock of the Company, to the persons offering shares pursuant to this Prospectus ("Selling Stockholders"). In cases where the Selling Stockholder serves or has served within the past three years as an officer, director or employee of the Company or any of its subsidiaries, this relationship is noted. Because the Selling Stockholders may offer all or some part of the Common Stock that they hold pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten (on a firm commitment or any other basis), no estimate can be given as to the amount of Common Stock that will be held by Selling Stockholders upon termination of this offering.

         Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, Kevin W. Kiernan, an employee of the Company, and James L. Paterek, a consultant to the Company, collectively are registering 3,091,302 shares hereby. Such individuals have registered such shares in accordance with an agreement entered into with the Company to do so, but have advised the Company that they have no present intention of selling any such shares.


                                             Number of
                                               Shares         Shares
              Name of Beneficial Owner      Beneficially      Offered
                                               Owned          Hereby
           ------------------------------- --------------- --------------
           Argosy Securities Group, Ltd.           25,000         25,000
           (1)
           Avalon/David J. Doerge Trust           121,998        121,998
           (2)(28)
           Reed Berkey  (2)(28)                    11,250         11,250
           Belmad Enterprises  (2)(28)            112,500        112,500
           Boeckman Investments (3)                22,549         22,549
           John Bramsen  (2)(28)                   45,000         45,000
           Elliott Broidy (4)(29)                  30,000         30,000
           Kenneth Buchanan  (2)(28)               22,500         22,500
           Robert A. Calabrese (5)                  5,000          5,000
           Woodrow Chamberlain  (2)(28)            56,250         56,250
           Charles J. Christian  (2)(28)           13,500         13,500
           Howard Conant  (6)(30)                  80,000         80,000
           Cypress Int'l Partners Ltd.            110,000        110,000
           (4)(29)
           Cypress Partners L.P. (4)(29)          620,000        620,000

           David J. Doerge Trust                   45,000         45,000
           (2)(28)
           Dobbins Partners, L.P.  (7)            230,882        230,882
           Mark Dorian  (2)(28)                    45,000         45,000
           Steven Engberg Assoc.  (8)              16,667         16,667
           Steven Engberg Trust  (2)(28)           45,000         45,000
           Michael Ferrentino(9)                  999,794        794,907
                                                                 794,907
           Christopher P. Franco(9)               999,794          4,000
                                                                  12,548
           David Furth (4)(29)                      4,000         13,400

           Matthew A. Gohd  (10)                   12,548

           Matthew A. Gohd & Frann                 13,400
           Setzer-Gohd (4)(29)
           Howard Grafman  (2)(28)                 22,500         22,500
           Thomas Gries  (2)(28)                   11,250         11,250
           Clark Gunderson (11)(30)                35,000         35,000
           Robert Jones (12)(30)                   52,500         52,500
           Kevin Kiernan(9)                       222,174        176,644
           Thomas Kigin  (2)(28)                   22,500         22,500
           Patrick Koo (13)(30)                    70,000         70,000
           Michael Laundrie (14)(30)               35,000         35,000
           S. D. Levy  Partnership                 35,000         35,000
           (15)(30)
           Ross Llewelyn, Inc.  (16)                5,532          5,532
           Maynard Louis (17)                       5,000          5,000
           C.G.E. Manolovici (4)(29)               20,000         20,000
           Manufacturers Indemnity and            581,765        581,765
           Insurance Company of America
           (Marc Werner) (18)
           James McGill  (2)(28)                   22,500         22,500
           Johanna McGill  (2)(28)                 22,500         22,500
           Morsly Inc. PSP (19)(30)                17,500         17,500
           MSAM Partners (20)(30)                  10,000         10,000
           John and Else Muehlstein                13,500         13,500
           (2)(28)
           James L. Paterek(9)                  1,666,322      1,324,844

           Porpoise Fund (21)                      26,666         26,666
           Porpoise Investors I,                   26,700         26,700
           L.P.(4)(29)
           Charles Reeder  (2)(28)                 90,000         90,000
           Julia L. Reynolds                       22,500         22,500
           Trust #2  (2)(28)
           Evan D. Ritchie Living                  22,500         22,500
           Trust  (2)(28)
           Michael Dain Searle (2)(28)             13,500         13,500
           Martha Seelbach (22)(28)                18,500         18,500
           Norman F. Siegel (23)                   33,334         33,334
           Paul Smeets  (2)(28)                    45,000         45,000
           A. E. Staley III Trust                  45,000         45,000
           (2)(28)
           Henry M. Staley Trust  (2)(28)          51,300         51,300
           Henry Staley (24)                        6,500          6,500
           Robert C. Staley Trust                  22,500         22,500
           (2)(28)
           Avery Stone (25)                        10,000         10,000
           Avery Stone Trust  (2)(28)              27,000         27,000
           Shephard C. Swift Trust                 45,000         45,000
           (2)(28)
           Michael Targoff  (16)                   11,765         11,765
           E. B. Tarson  (2)(28)                   45,000         45,000
           Ronald Tarson  (2)(28)                  45,000         45,000
           Steve Tarson  (2)(28)                   45,000         45,000
           Christiane L. Turner (4)(29)             3,000          3,000
           Alex Verde  (27)                       200,000        200,000
           Michael Werner (4)(29)                  30,000         30,000
           Ronald Werner (4)(29)                   30,000         30,000
           Westminster Capital  (2)(28)            45,000         45,000
           Diane Wilson (26)(28)                   12,950         12,950
                                                   ------         ------
           Total                                7,531,890      6,735,108

- --------------------------

         (1) The shares offered by Argosy Securities Group, Ltd. are (i) 16,250 shares issuable to it upon its exercise of a warrant at an exercise price of $4.00 per share, which warrant expires 90 days after the date hereof, and (ii) 8,750 shares owned of record by it.

         (2) Of the shares offered by the named stockholder, 2/3 of the amount listed are shares owned of record by the stockholder, and 1/3 of the amount listed are shares issuable to the stockholder upon the stockholder's exercise of a warrant at an exercise price of $3.375, which warrant expires June 1, 2001.

         (3) The shares offered by Boeckman Investments are (i) 16,667 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (ii) 5,882 shares owned of record by it.

         (4) The shares offered by the named stockholder are shares issuable to the stockholder upon conversion of Preferred Stock held by the stockholder, such Preferred Stock convertible at a ratio of one hundred shares of Common Stock for each share of Convertible Preferred Stock.

         (5) The shares offered by Robert A. Calabrese are 5,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.50 per share, which warrant expires March 10, 2000.

         (6) The shares offered by Howard Conant are (i) 30,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 11, 2000, (ii) 50,000 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and 50,000 shares owned of record by him.

         (7) The shares offered by Dobbins Partners, L.P. are (i) 225,000 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (ii) 5,882 shares owned of record by it.

         (8) The shares offered by Steven Enberg Associates are 16,667 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires December 5, 2000.

         (9) The shares offered by the named stockholder are shares owned of record by the stockholder. The shares were issued to the named stockholder in consideration for entering into an employment or consulting contract with the Company to direct its entry into the technical staffing business. Michael Ferrentino is President and a Director of the Company, Christopher Franco is Executive Vice President, Kevin Kiernan is Vice President, and James L. Paterek serves as a business consultant to the Company.

         (10) The shares offered by Matthew Gohd are (i) 6,666 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (ii) 5,882 shares owned of record by him.

         (11) The shares offered by Clark Gunderson are (i) 10,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires August 30, 2000 and (ii) 25,000 shares to be issued to him for conversion of a note in the amount of $50,000 at a price per share of $2.00.

         (12) The shares offered by Robert Jones are (i) 15,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires August 30, 2000, and (ii) 37,500 shares to be issued to him for conversion of a note in the amount of $75,000 at a price per share of $2.00.

         (13) The shares offered by Patrick Koo are (i) 20,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires October 3, 2000, and (ii) 50,000 shares to be issued to him for conversion of a note in the amount of $100,000 at a price per share of $2.00.

         (14) The shares offered by Michael Laundrie are (i) 10,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 8, 2000, and (ii) 25,000 shares issuable to him for conversion of a note in the amount of $50,000 at a price per share of $2.00.

         (15) The shares offered by S.D. Levy Partnership are (i) 10,000 shares issuable to it upon its exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 12, 2000, and (ii) 25,000 shares issuable to it for conversion of a note in the amount of $50,000 at a price per share of $2.00.

         (16) The shares offered by the named stockholder are shares held of record by the stockholder.

         (17) The shares offered by Maynard Louis are 5,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 11, 2000.

         (18) The shares offered by Manufacturers Indemnity and Insurance Company of America are (i) 285,000 shares issuable to it upon its exercise of a supplemental warrant at an exercise price of $9.00 per share, and (ii) 296,765 shares held of record by it.

         (19) The shares offered by Morsly Inc. PSP are (i) 5,000 shares issuable to it upon its exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 12, 2000, and (ii) 12,500 shares issuable to it for conversion of a note in the amount of $50,000 at a price per share of $2.00.

         (20) The shares offered by MSAM Partners are 10,000 shares issuable to it upon its exercise of a warrant at an exercise price of $2.062 per share, which warrant expires July 16, 2000.

         (21) The shares offered by Porpoise Fund are 26,666 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000.

         (22) The shares offered by Martha Seelbach are (i) 5,000 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires November 30, 2000, (ii) 4,500 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001, and (iii) 9,000 shares owned of record by her.

         (23) The shares offered by Norman F. Siegel are (i) 16,667 shares held of record by him and (ii) 16,667 shares issuable to him upon his exercise of a supplemental warrant at an exercise price of $9.00 per share.

         (24) The shares offered by Henry Staley are 6,500 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires November 30, 2000.

         (25) The shares offered by Avery Stone are 10,000 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires November 30, 2000.

         (26) The shares offered by Diane Wilson are (i) 3,500 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires November 30, 2000, (ii) 3,150 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001, and (iii) 6,300 shares owned of record by her.

         (27) The shares offered by Alex Verde are shares owned of record by him. Mr. Verde was a director of the Company when it was in the jewelry business and was The Lori Corporation.

         (28) These shares were offered pursuant to a private placement during October and November 1995.

         (29) These shares were offered in connection with the sale of Convertible Preferred Stock pursuant to an offering under Regulation D in April and May 1996.

         (30) The warrant or convertible note, as applicable, was issued in connection with extension of credit to the Company during the period from July through October 1995.



                              PLAN OF DISTRIBUTION

         The manner in which the Common Stock covered by this Prospectus is to be distributed is set forth on the cover page hereof. Any sales effected through securities brokers or dealers will be on an "agency" basis, unless as a result of a privately negotiated transaction a broker or dealer enters into an agreement with a Selling Stockholder to purchase shares for its own account. At the date of this Prospectus, none of the Selling Stockholders contemplate entering into such a contractual relationship with a broker or dealer, although one or more of them may decide to do so in the future.

         To comply with certain states' securities laws, if applicable, the Common Stock will be sold in such states only through brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualify for sale in such states or an exemption from registration or qualification is available and is complied with. From time to time, to the extent required by the rules of the Securities and Exchange Commission, the Company will distribute Prospectus Supplements.

         The Selling Stockholders and any broker-dealers who participate in a sale of their shares of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

         All expenses of the registration of Common Stock offered hereby, estimated to be approximately $211,370, will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

         Since the Selling Stockholders will be subject to the anti-manipulation rules promulgated under the Exchange Act, including Rule 10b-2, 10b-6 and 10b-7, in connection with transactions in the Common Stock during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company advised the Selling Stockholders to consult competent securities counsel prior to initiating any such transaction. The Company will notify each Selling Stockholder of the Commission's rules and, as a condition to agreeing to register the shares of a Selling Stockholder, will require that such Selling Stockholder agree to comply with such rules.

         The Company will not receive any proceeds from the sale of the Common Shares offered hereby by the Selling Stockholders. However, insofar as the holders of warrants to purchase shares of the Common Stock are expected to exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes.



                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Delaware law permits a corporation to indemnify its directors, officers, employees and agents, including in connection with a proceeding that is settled. Under Delaware law, a director may be indemnified only if a determination is made that the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that a director cannot be indemnified in respect of any matter in which he is adjudged to be liable to the corporation unless the court determines that the director is fairly and reasonably entitled to indemnification in light of the circumstances of the case. Under Delaware law, the determination is to be made (i) by majority vote of a quorum of directors who are not parties to the action, (ii) if a quorum is not obtainable or if otherwise directed by the disinterested directors, by legal counsel or (iii) by the stockholders. Officers, employees and agents are entitled to be indemnified on the same basis as directors under Delaware law.

         The indemnity provisions in the Bylaws of the Company provide that (i) the Company is required to indemnify its directors, officers and employees to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company is required to advance expenses to its directors, officers and employees as incurred, including expenses relating to obtaining a determination that such directors, officers and employees are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) directors, officers and employees may bring suit against the Company if a claim for indemnification is not timely paid; (iv) the Company is authorized to enter into indemnification agreements with its officers and directors; and (v) the Company may not retroactively amend the Bylaw provision in a way which is adverse to its officers or directors or former officers or directors. Amounts paid to directors, officers and employees under the Indemnity Provision will come from Company funds to the extent not provided by directors' and officers' liability insurance coverages. The indemnity provisions in the Bylaws of the Company are expressly stated to be contractual in nature.

         The Bylaws of the Company provide for a different procedure for determining entitlement to indemnification than is provided under the Delaware General Corporation Law. Under the Bylaws, the determination is to be made by
(i) a majority of the disinterested directors, (ii) by independent legal counsel, if a change in control of the Company has occurred and the director, officer or employee seeking indemnity so requests or if a majority of disinterested directors so directs (or there are no disinterested directors), or (iii) by the stockholders, if a majority of the disinterested directors determines to submit the matter to the stockholders. In addition, a director, officer or employee will be deemed to be entitled to indemnification if the persons charged with responsibility for making the determination fail to do so within 90 days of a request, and a director, officer or employee may appeal an adverse determination to a court or arbitrator. Subject to certain exceptions, a director, officer or employee is also entitled to indemnification, notwithstanding an adverse determination, if successful on the merits in any proceeding or if the proceeding is terminated without a determination of liability or without any payments in settlement being made by the director, officer or employee.

         The Company has no present intention of entering into separate indemnification agreements with its current directors, officers, or employees but may do so in the future. It may also enter into contracts with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



                                     EXPERTS

         The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, and the balance sheets of COMFORCE Global, Inc. as of September 30, 1995 and December 31, 1994 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine month period ended September 30, 1995 and the year ended December 31, 1994, included in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

No dealer,  salesman or any other  person has been
authorized to give any  information or to make any
representations other than those contained in this
Prospectus,   and,   if  given   or   made,   such
information or representations must not be relied upon as having been authorized by the Company.
This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                 TABLE OF CONTENTS

                  Heading                          Page
Additional Information

Prospectus Summary

Risk Factors

Selected Historical and Pro Forma

Financial Information

Management's Discussion and Analysis of

Financial Condition and Results of

Operations

Description of Business

Legal Proceedings

Market Price of the Company's Common Stock

Dividends

Description of the Company's Securities                    COMFORCE Corporation

Management                                                     PROSPECTUS

Executive Compensation                                        May 10, 1996

Transactions with Management and Others

Principal Stockholders

Selling Stockholders

Plan of Distribution

Indemnification of Officers
and Directors

Experts

Index to Financial Statements

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         The expenses estimated to be incurred (other than the fees of the Commission which are actual) in connection with the offering, all of which are payable by the Registrant, are as follows:

                      Description                           Amount
- -----------------------------------------------     ------------------
         SEC Registration Fee                         $       26,523
         Printing Costs                                       10,000 *
         Legal Fees                                           40,000 *
         Accounting Fees                                      20,000 *
         Blue Sky Fees and Expenses                            5,000 *
         Miscellaneous                                         8,477 *
                                                       --------------
         Total                                        $      110,000 *
                                                        =============
         -----------
         * Estimate


Item 14.  Indemnification of Directors and Officers.

         Reference is made to the discussion in Part I of this Registration Statement under "Indemnification of Officers and Directors," which discussion is incorporated herein by reference.

 Item 15.  Recent Sales of Unregistered Securities.

         1. On December 28, 1993, 5,532 shares of the common stock of the Registrant were issued to Ross Llewelyn, Inc. in consideration of its discharge of $32,500 owed by the Registrant to it. This stock was issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         2. The Registrant has granted (i) to Nitsua, Ltd., a corporation wholly-owned by Austin A. Iodice, Chairman, President and Chief Executive Officer and a Director of the Registrant, an option to purchase 370,419 shares of the Registrant's common stock, and (ii) to Anthony Giglio, a consultant to the Registrant, an option to purchase 185,209 shares of the Registrant's common stock, in each case at an exercise price of $1.125 per share, with such options expiring March 15, 2003. These options were granted in consideration of the agreements of Messrs. Iodice and Giglio to provide management services to the Registrant and its subsidiaries. Although the Registrant entered into written agreements with Messrs. Iodice and Giglio to grant these options to them in March 1993, the granting of these options was subject to approval of the Registrant's Long-Term Incentive Plan by the stockholders of the Registrant, which approval was obtained in December 1993. Accordingly, following the approval of the Long-Term Incentive Plan by the stockholders, the options were delivered in February 1994. These securities were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         3. Lori did not have sufficient funds available to repay $750,000 due to a bank lender on March 31, 1995. Accordingly, on March 31, 1995, Alex Verde, a director of the Company, entered into an assignment agreement with the bank lender to purchase this indebtedness for $750,000, and advanced an additional $100,000 to the Company.

In this connection, Mr. Verde and the Company also entered into an agreement whereby he reduced this indebtedness to $850,000 in consideration of the Company's issuance to him of 150,000 shares of its common stock valued at $337,500 ($2.25 per share) based upon closing market value of the shares on March 30, 1995. This loan, which was originally due July 31, 1995 (subsequently extended to September 15, 1995), was repaid in February 1996 by ARTRA, which had assumed the obligation to repay the loan under the terms of the Assumption Agreement. As compensation for agreeing to extend the maturity date of the loan, Mr. Verde received an additional 100,000 shares of the Company's Common Stock. The Company issued all 250,000 shares of this stock to Mr. Verde in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         4. On June 7, 1995, the Registrant issued 11,765 shares of its common stock to Manufacturers Indemnity and Insurance Co. of America and 5,882 shares of its common stock to each of Boeckman Investments, Matthew A. Gohd and Dobbins Partners, L.P., in each case as additional consideration for such persons agreeing to extend short-term loans to the Registrant. This stock was issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         5. On October 17, 1995, the Company issued 500,000 shares of the Company's Common Stock as partial consideration for various fees and guarantees associated with its acquisition of all of the capital stock of COMFORCE Global. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing the payment of the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the payment of the purchase price to theseller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. In addition, the Company issued 100,000 shares of the Company's Common Stock to ARTRA in exchange for all of the Series C Preferred Stock of the Company then held by it (9,701 shares) in order to facilitate the COMFORCE Global acquisition. In each case this stock was issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         6. On June 29, 1995, the Company entered into a letter agreement with Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, and James L. Paterek, a consultant to the Company, subsequently amended as of October 6, 1995 (as amended, the "Letter Agreement"), pursuant to which Messrs. Ferrentino and Franco agreed to serve as employees of, and Mr. Paterek agreed to serve as a business consultant to, the Company to enable the Company to enter into the telecommunications and computer staffing business. As consideration for agreeing to provide such services to the Company, the Company agreed to issue to Messrs. Ferrentino, Franco and Paterek and one other individual who agreed to serve as a Vice President of the Company, Kevin W. Kiernan (collectively, the "Designated Individuals"), such number of shares of Common Stock equal to 35% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995 and reserve for issuance to the Designated Individuals and other employees of the Company options or warrants to purchase 10% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995.

         On October 6, 1995, 3,091,302 shares of the Company's Common Stock in the aggregate were issued to the Designated Individuals and 796,782 additional shares are to be issued under the anti-dilution provisions of the Letter Agreement, all as follows:

                            Shares Issued    Shares to be Issued    Total Shares
   Michael Ferrentino            794,907            204,887             999,794
   Christopher P. Franco         794,907            204,887             999,794
   James L. Paterek            1,324,844            341,478           1,666,322
   Kevin W. Kiernan              176,644             45,530             222,174
                                 -------             ------             -------
   Total                       3,091,302            796,782           3,888,084

         In each case, these securities were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         7. From July 1995 to October 1995, the Company issued to various creditors of the Company identified in the table under "Selling Stockholders" in the Prospectus (i) warrants to purchase 130,000 shares of the Company at exercise prices ranging from $2.00 to $2.062 per share and (ii) notes evidencing indebtedness aggregating $350,000 in original principal amount convertible into Common Stock of the Company based on a price of $2.00 per share. In each case, these securities were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         8. In October and November 1995, the Company sold 1,946,667 shares of its Common Stock in a private placement to certain individuals identified in the table under "Selling Stockholders" in the Prospectus. The shares were offered in units consisting of one share of Common Stock and a detachable warrant to purchase one-half share of Common Stock (973,333 shares in the aggregate) for a selling price of $3.00 per unit. The gross proceeds from the offering were $5,840,000. The warrants have an exercise price of $3.375 per share and are exercisable for a period of five years from the date of grant commencing June 1, 1996 (except for certain warrants which were subsequently amended to provide for immediate exercise, as described in Item 9, below). This stock was issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         9. In April 1996, the Company amended the warrants held by Manufacturers Indemnity and Insurance Company of America and Norman F. Siegel, both unaffiliated stockholders, to purchase 285,000 shares and 16,667 shares, respectively, of the Company's Common Stock at exercise prices ranging from $2.125 to $3.375 per share to permit immediate exercise (in the case of warrants to purchase 241,667 shares not immediately exercisable) and to provide for the issuance of one supplemental warrant at an exercise price of $9.00 per share for each warrant exercised on or before April 12, 1996. Warrants to purchase all 301,667 shares were exercised in April 1996 for an aggregate exercise price of $943,000. This stock was issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

         10. In April and May 1996, the Company sold 8871 shares of its Series E Convertible Preferred Stock in a private placement to certain individuals identified in the table under "Selling Stockholders" inthe Prospectus. Of the shares offered, 8470 were sold for $550.00 per share and 401 shares were sold for $750.00. The gross proceeds of the offering were $4,959,250. This stock was issued in reliance on the limited offering exemption of Regulation D under the Securities Act of 1933. Under certain circumstances, each share of Series E Convertible Preferred Stock is convertible into 100 shares of Common Stock.

Item 16.  Exhibits and Financial Statement Schedules.

(a)      Exhibits

3.1 Restated Certificate of Incorporation of the Company, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991.

3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

3.3 Bylaws of the Company, as amended and restated effective as of May 9, 1996.

5.1*     Opinion of Doepken Keevican & Weiss.

10.1 Management Agreement dated as of April 9, 1993 between the Company and Nitsua, Ltd. (a corporation wholly-owned by Austin Iodice, formerly Lori's Chairman and Chief Executive Officer) (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

10.2 Letter Agreement dated June 29, 1995, regarding employment or consulting services among the Company, ARTRA Group Incorporated, James
         L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

10.3 Stock Purchase Agreement dated September 11, 1995 among Spectrum Technologies, Inc., the Company, COMFORCE Corporation, ARTRA Group Incorporated, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

10.4 Purchase Agreement among COMFORCE Global, Inc., Williams Communications Services, Inc. and Bruce Anderson (included as an exhibit to the Company's Current Report on Form 8-K dated March 1, 1996 and incorporated herein by reference).

10.5 Loan Agreement between COMFORCE Global, Inc. and Chase Manhattan Bank (included as an exhibit to the Company's Current Report on Form 8-K dated March 1, 1996 and incorporated herein by reference).

10.6 Amendment dated October 6, 1995 of Letter Agreement dated June 29, 1995, regarding employment or consulting services among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.7 Employment Agreement dated December 9, 1995 between the Company and Michael Ferrentino (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.8 Employment Agreement dated December 9, 1995 between the Company and Christopher Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.9 Assumption Agreement dated October 17, 1995 between the Company and ARTRA GROUP Incorporated respecting ARTRA's assumption of substantially all of the Company's pre-existing liabilities (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.10 Asset Purchase Agreement dated as of April 11, 1996 among Lawrence Jewelry Corporation, ARTRA GROUP Incorporated, the Company and Hanover Advisors, Inc. respecting the disposition of the assets of the Company's Jewelry Business (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

11.1 Computation of earnings per share and equivalent share of Common Stock for the three years ended December 31, 1995 (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

21.1 List of Subsidiaries (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

23.1*    Consent of Doepken Keevican & Weiss.

23.2     Consent of Coopers & Lybrand L.L.P.

24.1     Powers  of  Attorney  (included  on  page  II-5  of  this  Registration
         Statement).

99.1**   Consent of Kwiatt,  Silverman & Ruben,  Ltd.
- ----------------
*        To be filed by amendment.

**       Previously filed.

(b) Financial Statement Schedules. Set forth below is a list of the Financial Statement Schedules included as a part of the Registration Statement. Schedules not listed have been omitted because they are not applicable or the required information has been included in the financial statements or notes thereto.

          II.      Valuation and Qualifying Accounts


Item 17.  Undertakings.

(a)       The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereupon duly authorized, in the City of Lake Success, State of New York, on May 9, 1996.

                              COMFORCE Corporation
                                  (Registrant)

                      By:      /s/  Michael Ferrentino
                               -----------------------
                               Michael Ferrentino,
                               President

                                                  POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Ferrentino and Christopher P. Franco, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                   President (Principal
     /s/ Michael Ferrentino        Executive Officer) and
         Michael Ferrentino        Director                        May 9, 1996

     /s/ Andrew Reiben             Chief Financial Officer
         Andrew Reiben             (Principal Financial
                                   and Accounting Officer)         May 9, 1996


     /s/ Richard Barber            Director                        May 9, 1996
         Richard Barber

     /s/ Keith Goldberg            Director                        May 9, 1996
         Keith Goldberg

     /s/ Glen Miller               Director                        May 9, 1996
         Glen Miller

                         INDEX TO FINANCIAL STATEMENTS


                                                                         Page
                                                                         ----

COMFORCE CORPORATION AND SUBSIDIARIES

  Report of Independent Accountants                                       F- 2

  Financial Statements:

    Consolidated Balance Sheets as of December 31, 1995 and 1994          F- 3

    Consolidated Statements of Operations
      for the years ended December 31, 1995, 1994 and 1993                F- 5

    Consolidated Statements of Changes in Shareholders' Equity
      for the years ended December 31, 1995, 1994 and 1993                F- 6

    Consolidated Statements of Cash Flows
      for the years ended December 31, 1995, 1994 and 1993                F- 7

    Notes to Consolidated Financial Statements                            F- 9

    Schedules:

      II.     Valuation and Qualifying Accounts                           F-27


COMFORCE GLOBAL, INC.

  Report of Independent Accountants                                       F-28

  Financial Statements:

    Balance Sheets as of September 30, 1995 and December 31, 1994         F-29

    Statements of Operations and Retained Earnings
    (accumulated deficit) for the nine month period
    ended September 30, 1995 and the year ended December 31, 1994         F-30

    Statements of Cash Flows for the nine month period ended
    September 30, 1995 and the year ended December 31, 1994               F-31

    Notes to Financial Statements                                         F-32


Schedules other than those listed are omitted as they are not applicable or required or equivalent information has been included in the financial statements or notes thereto.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors
COMFORCE Corporation


We have audited the consolidated financial statements and the financial statement schedules of COMFORCE Corporation (formerly The Lori Corporation) and Subsidiaries as listed in the index on page F-1 of this of this Form S-1. These financial statements and financial statement schedules are the responsibility of COMFORCE Corporation's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COMFORCE Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.





COOPERS & LYBRAND L.L.P.


Chicago, Illinois
April  15, 1996

                      COMFORCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                     December 31,  December 31,
                                                         1995          1994
                                                       --------      --------

                    ASSETS
Current assets:
   Cash and equivalents                                    $649          $783
   Restricted cash and equivalents                           -            550
   Receivables, including $56 of amounts
      due from related parties and $151 of
      unbilled revenue in 1995 and
      allowance for  doubtful accounts
      and markdowns of $1,338 in 1994                     1,754           814
   Inventories                                               -          2,105
   Other                                                     61           260
   Receivable from ARTRA GROUP Incorporated               1,046            -
                                                       ---------     ---------
               Total current assets                       3,510         4,512
                                                       ---------     ---------

Property and equipment
    Equipment                                                97         1,376
    Leasehold improvements                                   -            187
                                                       ---------     ---------
                                                             97         1,563
Less accumulated depreciation and amortization                7         1,119
                                                       ---------     ---------
                                                             90           444
                                                       ---------     ---------

Other assets:
   Excess of cost over net assets acquired,
      net of accumulated amortization of
      $51 in 1995 and $3,415 in 1994                      4,801        13,140
   Other                                                    135           608
                                                       ---------     ---------
                                                          4,936        13,748
                                                       ---------     ---------
                                                         $8,536       $18,704
                                                       =========     =========



The accompanying notes are an integral part of the consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                     December 31,  December 31,
                                                         1995          1994
                                                       --------      --------

                    LIABILITIES
Current liabilities:
   Notes payable                                           $500
   Current maturities of long-term debt                      -           $750
   Accounts payable, including $289 due to
      ARTRA GROUP Incorporated in 1994                       75         3,703
   Accrued expenses, including $250 due to
      a related party in 1995                               719           905
   Income taxes                                             214            -
   Liabilities to be assumed by
      ARTRA GROUP Incorporated,
      and net liabilities of
      discontinued operations                             3,699            -
                                                       ---------     ---------
               Total current liabilities                  5,207         5,358
                                                       ---------     ---------

Debt subsequently discharged                                 -          7,105
                                                       ---------     ---------

Noncurrent liabilities to be
   assumed by ARTRA GROUP Incorporated                      541             -
                                                       ---------     ---------

Obligations expected to be settled by
   the issuance of common stock                             550             -
                                                       ---------     ---------

Other noncurrent liabilities                                 -            963
                                                       ---------     ---------

Commitments and contingencies


                    SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value,
   authorized 1,000 shares,
   all series; Series C, issued 10 shares in 1994,
   including accrued dividends                               -         19,515
Common stock, $.01 par value;
   authorized 10,000 shares;
   issued 9,309  shares in 1995
   and 3,265 shares in 1994                                  92            32
Less restricted common stock (100 shares)                    -           (700)
Additional paid-in capital                               95,993        65,392
Accumulated deficit                                     (93,847)      (78,961)
                                                       ---------     ---------
                                                          2,238         5,278
                                                       ---------     ---------
                                                         $8,536       $18,704
                                                       =========     =========



The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993
                      (In thousands, except per share data)





                                                 1995        1994*       1993*
                                              ---------   ---------   ---------

Revenues                                        $2,387
                                              ---------

Costs and expenses:
   Cost of revenues                              1,818
   Stock compensation                            3,425
   Selling, general and administrative             823        $966        $701
                                              ---------   ---------   ---------
                                                 6,066         966         701
                                              ---------   ---------   ---------

Operating loss                                  (3,679)       (966)       (701)
                                              ---------   ---------   ---------

Other expense:
   Interest expense                               (585)     (1,316)       (754)
   Other expense, net                              (33)          -          (1)
                                              ---------   ---------   ---------
                                                  (618)     (1,316)       (755)
                                              ---------   ---------   ---------

Loss from continuing operations
   before income taxes                          (4,297)     (2,282)     (1,456)
Provision for income taxes                         (35)          -           -
                                              ---------   ---------   ---------
Loss from continuing operations                 (4,332)     (2,282)     (1,456)
Loss from discontinued operations              (17,211)    (16,220)       (216)
                                              ---------   ---------   ---------
Loss before extraordinary credits              (21,543)    (18,502)     (1,672)
Extraordinary credits,
   net discharge of indebtedness                 6,657       8,965      22,057
                                              ---------   ---------   ---------
Net earnings (loss)                           ($14,886)    ($9,537)    $20,385
                                              =========   =========   =========

Earnings (loss) per share:
   Continuing operations                        ($0.95)     ($0.72)     ($0.39)
   Discontinued operations                       (3.74)      (5.08)      (0.06)
                                              ---------   ---------   ---------
   Loss before extraordinary credits             (4.69)      (5.80)      (0.45)
   Extraordinary credits                          1.45        2.81        6.03
                                              ---------   ---------   ---------
               Net earnings (loss)              ($3.24)     ($2.99)      $5.58
                                              =========   =========   =========

Weighted average number of shares
   of common stock and common
   stock equivalents outstanding                 4,596       3,195       3,656
                                              =========   =========   =========


The accompanying notes are an integral part of the consolidated financial statements.


- -----------------------------------------------
*  As reclassified for discontinued operations.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              for the years ended December 31, 1995, 1994 and 1993
                        (In thousands, except share data)

                                                                               Restricted                                  Total
                                    Preferred Stock       Common Stock        Common Stock      Additional             Shareholders'
                                   -----------------  -------------------  ----------------      Paid-in   Accumulated    Equity
                                   Shares   Dollars     Shares    Dollars    Shares  Dollars     Capital    (Deficit)    (Deficit)
                                   ------- ---------  ----------  -------   -------- -------    ---------  ----------  -----------
Balance at December 31, 1992        7,459   $17,273   3,148,526      $31                         $44,626    ($89,809)    ($27,879)
 Net earnings                          -         -           -        -                               -       20,385       20,385
 Transfer of notes payable
    to ARTRA to Lori's
    capital account                    -         -           -        -                           15,990          -        15,990
 Exercise of stock
    options and warrants               -         -        9,250       -                               38          -            38
 Common stock issued to
    pay liabilities                    -         -        5,532       -                               32          -            32
 Fractional shares purchased           -         -         (536)      -                               (6)         -            (6)
                                   ------- ---------  ----------  -------                        --------  ----------  -----------
Balance at December 31, 1993        7,459    17,273   3,162,772       31                          60,680     (69,424)       8,560
 Net loss                              -         -           -        -                               -       (9,537)      (9,537)
 ARTRA capital contributions           -         -           -        -                            4,000          -         4,000
 Lori preferred stock issued
     in exchange for ARTRA
     notes and advances             2,242     2,242          -        -                               -           -         2,242
 Common stock issued under terms
    of debt settlement agreement       -         -      100,000        1                             699          -           700
 Restricted common stock               -         -           -               100,000   ($700)         -           -          (700)
 Exercise of stock
    options and warrants               -         -        2,500       -           -       -           13          -            13
 Fractional shares purchased           -         -         (253)      -           -       -           -           -            -
                                   ------- ---------  ----------  -------   --------  -------    --------  ----------  -----------
Balance at December 31, 1994        9,701    19,515   3,265,019       32     100,000    (700)     65,392     (78,961)       5,278
 Net earnings                          -         -           -        -           -       -           -      (14,886)     (14,886)
 Common stock issued as
    consideration for
    debt restructuring                 -         -      150,000        2          -       -          335          -           337
 Common stock issued as
    additional consideration for
    short-term borrowings              -         -      141,176        1          -       -          229          -           230
 Common stock issued
    to pay liabilities                 -         -      115,098        1          -       -          374          -           375
 Common stock sold through
    private placements                 -         -    1,946,667       19          -       -        5,820          -         5,839
 Common stock issued under
    compensation agreements with
    individuals to manage the
    Company's telecommunications
    and computer technical
    staffing services business         -         -    3,091,304       31          -       -        2,844          -         2,875
 Common stock issued as
    additionalconsideration for
    Global purchase guarantee          -         -      350,000        3          -       -          587          -           590
 Common stock issued as
    compensation for
    Global acquisition fees            -         -      150,000        2          -       -          251          -           253
 Common stock issued to ARTRA
    in exchange for the Company's
    entire preferred stock issue   (9,701)  (19,515)    100,000        1          -       -       19,514          -            -
 Restricted common stock issued
     as additonal consideration
     for short-term borrowings         -         -           -        -     (100,000)    700          -           -           700
 Liabilities assumed by ARTRA          -         -           -        -           -       -          647          -           647
 Fractional shares purchased           -         -          (66)      -           -       -           -           -            -
                                   ------- ---------  ----------  -------   --------  -------    --------  ----------  -----------
Balance at December 31, 1995           -         -    9,309,198      $92          -       -      $95,993    ($93,847)      $2,238
                                   ======= =========  ==========  =======   ========  =======    ========  ==========  ===========

The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993
                                 (In thousands)


                                                                                   1995         1994         1993
                                                                                ---------    ---------    ---------
Cash flows from operating activities:
   Net earnings (loss)                                                          ($14,886)     ($9,537)     $20,385
      Adjustments to reconcile net earnings (loss)
            to cash flows from operating activities:
         Extraordinary gain from net discharge of indebtedness                    (6,657)      (8,965)     (22,057)
         Provision for disposal of fashion costume jewelry business                1,600           -            -
         Depreciation of property, plant and equipment                               101          438          503
         Amortization of excess of cost over net assets acquired                     261        1,018        1,018
         Impairment of goodwill                                                   12,930       10,800           -
         Amortization of other assets                                                374          648          217
         Common stock compensation                                                 3,657           -            -
     Changes in assets and liabilities, net of the effects of
               the acquisition of COMFORCE Global and
               the discontinued fashion costume jewelry business:
          (Increase) decrease in receivables                                         857        2,117       (1,503)
          Decrease in inventories                                                  2,105        1,098        1,453
          Decrease in other current and noncurrent assets                            170          153          574
          Decrease in payables and accrued expenses                               (2,127)        (513)        (616)
          Increase (decrease) in other current and noncurrent liabilities           (408)        (468)        (521)
                                                                                ---------    ---------    ---------
Net cash flows used by operating activities                                       (2,023)      (3,211)        (547)
                                                                                ---------    ---------    ---------

Cash flows from investing activities:
   Acquisition of COMFORCE Global, net of cash acquired                           (5,580)          -            -
   Additions to property, plant and equipment                                        (25)         (32)        (108)
   Retail fixtures                                                                  (631)        (665)        (951)
   Payment of liabilities with restricted cash                                       550         (550)          -
                                                                                ---------    ---------    ---------
Net cash flows used by investing activities                                       (5,686)      (1,247)      (1,059)
                                                                                ---------    ---------    ---------

Cash flows from financing activities:
   Net increase in short-term debt                                                 2,486         (138)         (12)
   Proceeds from long-term borrowings                                                 -         1,241        4,863
   Reduction of long-term debt                                                      (750)        (444)      (3,587)
   Proceeds from private placement of common stock                                 5,839           -            -
   ARTRA capital contribution                                                         -         1,500           -
   Notes and advances from ARTRA                                                      -         2,531           -
   Other                                                                              -            11           49
                                                                                ---------    ---------    ---------
Net cash flows from financing activities                                           7,575        4,701        1,313
                                                                                ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                    (134)         243         (293)
Cash and equivalents, beginning of year                                              783          540          833
                                                                                ---------    ---------    ---------
Cash and equivalents, end of year                                                   $649         $783         $540
                                                                                =========    =========    =========


The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993
                                 (In thousands)


                                                                                   1995         1994         1993
                                                                                ---------    ---------    ---------
Supplemental cash flow information:
 Cash paid during the year for:
  Interest                                                                          $273         $435       $1,421
  Income taxes paid (refunded), net                                                   7            24           12


Supplemental schedule of noncash investing and financing activities:
    Common stock issued as consideration for
       debt restructuring and short-term loans                                      $567           -            -
    Common stock issued for fees and costs
       in conjunction with the acquisition of COMFORCE Global                        843           -            -
    Issue common stock to pay  liabilities                                           374           -            -
    ARTRA common stock issued to Lori's bank lender
       under terms of the debt settlement agreement                                   -        $2,500           -
    Transfer New Dimensions assets, net of cash of $674,
       to Lori's bank lender under terms of the debt settlement agreement             -         6,475           -
    Lori preferred stock issued in exchange for ARTRA notes and advances              -         2,242           -
    Notes payable to ARTRA transferred to Lori's capital account                      -            -       $15,990
    Debt refinanced                                                                   -            -         6,105


The accompanying notes are an integral part of the consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   BASIS OF PRESENTATION

The accompanying consolidated financial statements of COMFORCE Corporation ("COMFORCE" or the "Company"), formerly The Lori Corporation ("Lori") are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently operates in one industry segment as a provider of telecommunications and computer technical staffing and consulting services worldwide. As discussed in Note 4, in September 1995, the Company adopted a plan to discontinue its Jewelry Business ("Jewelry Business") conducted by its two wholly-owned subsidiaries Lawrence Jewelry Corporation ("Lawrence") and Rosecraft, Inc. ("Rosecraft").

At December 31, 1994, ARTRA GROUP INCORPORATED ("ARTRA"), a public company whose shares are traded on the New York Stock Exchange, owned, through its wholly-owned subsidiary Fill-Mor Holding, Inc. ("Fill-Mor"), approximately 62.9% of the common stock and all of the outstanding preferred stock of the Company. As discussed in Note 15, at December 31, 1995, ARTRA owned approximately 25% of the Company's common stock.

As discussed in Note 3, on September 11, 1995, Lori signed a stock purchase agreement to participate in the acquisition of one hundred percent of the capital stock of COMFORCE Global Inc. ("COMFORCE Global"), formerly Spectrum Global Services, Inc. d/b/a YIELD Global, a wholly owned subsidiary of Spectrum Information Technologies, Inc. COMFORCE Global provides telecommunications and computer technical staffing and consulting services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists, with an emphasis on wireless communications capability. On October 17, 1995, Lori completed the acquisition of one hundred percent of the capital stock of COMFORCE Global. In connection with the re-focus of Lori's business, Lori changed its name to COMFORCE Corporation.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.       Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Intercompany accounts and transactions are eliminated.


B.       Cash Equivalents

Short-term investments with an initial maturity of less than ninety days are considered cash equivalents.

As required under terms of a debt settlement agreement (see Note 7), at December 31, 1994, the Company maintained a deposit in trust of $550,000 to fund the installment payment due December 31, 1994 for unsecured claims arising from the May 3, 1993 reorganization of the Company's former New Dimensions Accessories, Ltd., ("New Dimensions") subsidiary. The installment payment was made in January, 1995.


C.       Accounts Receivable and Unbilled Accounts  Receivable

Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



D.       Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred and expenditures for major renovations are capitalized. Depreciation is computed on the basis of estimated useful lives principally by the straight line method for financial statement purposes and principally by accelerated methods for tax purposes. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the period covered by the lease.

The costs of property retired or otherwise disposed of are applied against the related accumulated depreciation to the extent thereof, and any profit or loss on the disposition is recognized in earnings.


E.       Intangible Assets and Other Assets

The net assets of a purchased business are recorded at their fair value at the date of acquisition. At December 31, 1995, the excess of purchase price over the fair value of net assets acquired (goodwill) is reflected as an intangible asset and amortized on a straight-line basis over a period of 20 years.

The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations.


F.       Revenue Recognition

Revenue for providing staffing services is recognized at the time such services are rendered.


G.       Income Taxes

Income taxes are accounted for as prescribed in Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to recovered or settled.


H.       Use of Estimates In Preparation of Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



I.     Recently Issued Accounting Pronouncements

         Impairment of Long-Lived Assets

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements.


         Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting, to disclose the pro-forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements as the Company will not adopt the new fair value accounting, but instead comply with the disclosure requirements.


3.       COMFORCE GLOBAL ACQUISITION

On September 11, 1995, Lori signed a stock purchase agreement to participate in the acquisition of one hundred percent of the capital stock of COMFORCE Global, Inc. ("COMFORCE Global"), formerly Spectrum Global Services, Inc. d/b/a YIELD Global, a wholly owned subsidiary of Spectrum Information Technologies, Inc. ("Spectrum") for consideration of approximately $6.4 million, net of cash acquired. This consideration consisted of cash to the seller of approximately $5.1 million, fees of approximately $700,000, including a fee of $500,000 to a related party, and 500,000 shares of the Company's Common Stock issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. The shares issued to Peter
R. Harvey and ARTRA are subject to ratification by the Company's stockholders. These transactions have been approved by current management personnel and ARTRA, which together own a majority of the outstanding shares of the Company's Common Stock and, therefore, such ratification is expected. Additionally, in conjunction with the COMFORCE Global acquisition, ARTRA has agreed to pay and discharge substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation.

COMFORCE Global provides telecommunications and computer technical staffing services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists, with an emphasis on wireless communications capability. The acquisition of COMFORCE Global, completed on October 17, 1995, was accounted for by the purchase method and, accordingly, the assets and liabilities of COMFORCE Global were included in the Company's financial statements at their estimated fair market value at the date of acquisition and of COMFORCE Global's operations are included in the Company's statement of operations from the date of acquisition. The excess of purchase price over the fair value of COMFORCE Global's net assets acquired (goodwill) of $4,852,000 is being amortized on a straight-line basis over twenty years. In connection with the re-focus of the Company's business, Lori changed its name to COMFORCE Corporation.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


The acquisition of COMFORCE Global was funded principally by private placements of approximately 1,950,000 shares of the Company's common stock at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase approximately 970,000 shares of the Company's common stock at $3.375 per share. The warrants expire five years from the date of issue.

The following unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1995 and 1994, present the Company's results of operations as if the acquisition of COMFORCE Global and the related private placement of the Company's common stock had been consummated as of January 1, 1994.


                      COMFORCE CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1995
                                 (In thousands)

                                                                            COMFORCE        Pro Forma
                                                           Historical      Global (A)      Adjustments     Pro Forma
                                                            ----------     ----------      -----------    -----------
   Revenues                                                $     2,387    $     9,568                     $    11,955
                                                            ----------     ----------                      ----------
   Operating costs and expenses:
      Stock compensation (E)                                     3,425                                          3,425
      Other operating costs and expenses                         2,641          8,575       $   113 (B)        11,329
                                                            ----------     ----------        ------        ----------
                                                                 6,066          8,575           113            14,754
                                                            ----------     ----------        ------        ----------

    Operating earnings (loss)                                   (3,679)           993          (113)           (2,799)
                                                            ----------     ----------        ------        ----------

   Spectrum  corporate management fees (D)                                     (1,140)                         (1,140)
   Interest and other non-operating expenses                      (618)             7           410 (C)          (201)
                                                            ----------     ----------        ------        ----------
                                                                  (618)        (1,133)          410            (1,341)
                                                            ----------     ----------        ------        ----------

   Earnings (loss) from continuing operations
      before income taxes                                      (4,297)          (140)           297            (4,140)

   (Provision) credit for income taxes                            (35)            21                              (14)
                                                           ----------     ----------         ------        ----------
   Loss from continuing operations                        $    (4,332)   $      (119)       $   297       $    (4,154)
                                                           ==========     ==========         ======        ==========

   Loss per share from continuing operations              $      (.95)                                    $      (.45)
                                                           ==========                                      ==========

   Weighted average shares outstanding (F)                      4,596                                           9,309
                                                           ==========                                      ==========

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


                      COMFORCE CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1994
                                 (In thousands)

                                                                            COMFORCE        Pro Forma
                                                           Historical      Global (A)      Adjustments     Pro Forma
                                                           ----------      ----------      -----------    -----------
   Revenues                                                               $     8,245                     $     8,245

   Operating costs and expenses                           $       966           7,551       $    79(B)          8,596
                                                           ----------      ----------        ------        ----------
   Operating earnings (loss)                                     (966)            694           (79)             (351)
                                                           ----------      ----------        ------        ----------
   Spectrum  corporate management fees (D)                                       (803)                           (803)
   Interest and other non-operating expenses                   (1,316)              9                          (1,307)
                                                           ----------      ----------        ------        ----------
                                                               (1,316)           (794)                         (2,110)
                                                           ----------      ----------        ------        ----------

   Loss from continuing operations before income taxes         (2,282)           (100)          (79)           (2,461)
   Provision for income taxes                                                     (15)                            (15)
                                                           ----------      ----------        ------        ----------
   Loss from continuing operations                        $    (2,282)    $      (115)      $   (79)      $    (2,476)
                                                           ==========      ==========        ======        ==========

   Loss per share from continuing operations              $      (.72)                                    $      (.28)
                                                           ==========                                      ==========

   Weighted average shares outstanding (F)                      3,195                                           8,833
                                                           ==========                                      ==========

Pro   forma  adjustments to the unaudited  condensed  consolidated  statement of operations:

                  (A) The  pro  forma  data  presented  for  COMFORCE   Global's
                      operations is for the periods prior to its acquisition on October 17, 1995, or January 1, 1995 through October 16, 1995 and January 1, 1994 through December 31, 1994, respectively.

                  (B) Amortization of goodwill  arising from the COMFORCE Global acquisition.

                  (C) Reverse interest expense on notes and other liabilities to be assumed by ARTRA.

                  (D) Corporate  management  fees from COMFORCE  Global's former parent, Spectrum Information Technologies,Inc. The amount of these management fees may not be representative of costs incurred by COMFORCE Global on a stand alone basis.

                  (E) Represents a non-recurring  compensation charge related to the issuance of the 35% common stock interest in the Company pursuant to employment or consulting agreements with certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business.

                  (F) Pro forma  weighted  average shares  outstanding  includes shares of the Company's common stock issued in the private placement that funded the COMFORCE Global transaction, shares issued for fees and costs associated with the COMFORCE Global acquisition and shares issued certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



4.       DISCONTINUED OPERATIONS

In September 1995, the Company adopted a plan to discontinue its Jewelry Business. A provision of $1,000,000 was recorded in September 1995 and an additional provision of $600,000 was recorded during the fourth quarter of 1995 for the estimated costs to complete the disposal of the Jewelry Business.

The Company's consolidated financial statements have been reclassified to report separately results of operations of the discontinued Jewelry Business. Additionally, in conjunction with the COMFORCE Global acquisition (see Note 3), ARTRA has agreed to assume sustantially all pre-existing liabilities of the Company and its discontinued Jewelry Business and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Accordingly at December 31, 1995, the Company's consolidated balance sheet has been reclassified to report separately the net liabilities to be assumed by ARTRA, including net liabilities of the discontinued Jewelry Business (see Note 9). The December 31, 1994 consolidated balance has not been reclassified.

The operating results of the discontinued Jewelry Business for the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993 (in thousands) consists of:

                                         1995          1994          1993
                                      ----------    ----------    ----------
  Net sales                           $   10,588    $   34,431    $   46,054
                                      ==========    ==========    ==========

  Loss from operations before
    income taxes                      $  (15,606)    $ (16,210)   $     (183)

  Provision for income taxes                  (5)          (10)          (33)
                                      ----------    ----------    ----------
  Loss from operations                   (15,611)      (16,220)         (216)
                                      ----------    ----------    ----------


  Provision for disposal
    of business                           (1,600)           -             -
  Provision for income taxes                  -             -             -
                                      ----------    ----------    ----------
  Loss on disposal of business            (1,600)           -             -
                                      ----------    ----------    ----------

  Loss from discontinued operations   $  (17,211)   $  (16,620)   $     (216)
                                      ==========    ==========    ==========


In April 1996, ARTRA sold the business and certain assets of the Jewelry Business. As discussed above, ARTRA has agreed to assume any liabilities of the discontinued Jewelry Business and will be entitled to the net proceeds, if any from its disposition.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


5.       INVENTORIES

At December 31, 1994 inventories of the Company's discontinued Jewelry Business (in thousands) consisted of:



         Raw materials and supplies              $   115
         Work in process                              19
         Finished goods                            1,971
                                                 -------
                                                 $ 2,105
                                                 =======


Inventories were stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.


6.       CONCENTRATION OF RISK

The accounts receivable of the Company's COMFORCE Global subsidiary at December 31, 1995 consist primarily of amounts due from telecommunication companies. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition of the telecommunications industry. At December 31, 1995, COMFORCE Global had 9 customers with accounts receivable balances that aggregated 67% of the Company's total trade accounts receivable. Percentages of total revenues from significant customers from the date of COMFORCE Global's acquisition (October 17, 1995) through December 31, 1995 are summarized as follows:

         Customer 1                               17.3%
         Customer 2                               12.6%
         Customer 3                               10.1%

The Company's COMFORCE Global subsidiary maintains cash in bank accounts which at times may exceed federally insured limits. COMFORCE Global has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash balances. Management believes it mitigates such risk by investing its cash through major financial institutions.


7.       EXTRAORDINARY GAINS RELATED TO DISCONTINUED OPERATIONS

Per terms of a debt settlement agreement, borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor (approximately $25,000,000 as of December 23, 1994), plus amounts due the bank for accrued interest and fees were reduced to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank). Upon the satisfaction of certain conditions of the Amended Settlement Agreement in March 1995, as discussed below, the balance of this indebtedness was discharged.

In conjunction with the debt settlement agreement, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due the bank as discussed below. The loan, due June 30, 1995, with interest payable monthly at 10%, was collateralized by 100,000 shares of the

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



Company's common stock. The 100,000 shares of the Company's common stock, originally issued to the bank under terms of a debt settlement agreement, were carried in the Company's consolidated balance sheet at December 31, 1994 as restricted common stock. In August, 1995 the loan was extended until September 15, 1995 and the lender received the above mentioned 100,000 shares of the Company's common stock as consideration for the loan extension. The loan was repaid by ARTRA in February, 1996.

The Company recognized an extraordinary gain of $8,965,000 ($2.81 per share) in December 1994 as a result of the reduction of amounts due the bank under the loan agreements of Lori and its operating subsidiaries and Fill-Mor to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank) as of December 23, 1994 calculated (in thousands) as follows:


    Amounts due the bank under loan agreements of Lori
       and its fashion costume jewelry subsidiaries           $  22,749
    Less amounts due the bank at December 29, 1994               (7,855)
                                                               --------
    Bank debt discharged                                         14,894
    Accrued interest and fees discharged                          3,635
    Other liabilities discharged                                  1,985
    Less consideration to the bank per terms of the
        amended settlement agreement
             Cash                                                (1,900)
             ARTRA common stock (400,000 shares)                 (2,500)
             New Dimensions assets assigned to the
                 bank at estimated fair value                    (7,149)
                                                               --------
             Net extraordinary gain                           $   8,965
                                                               ========


On March 31, 1995 the $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to the Company of $6,657,000 ($1.45 per share) in the first quarter of 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. As consideration for assisting in the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the Company's closing market value on March 30, 1995. The first quarter 1995 extraordinary gain was calculated (in thousands) as follows:


    Amounts due the bank under loan agreements
       of Lori and its operating subsidiaries                 $   7,855
    Less amounts due the bank applicable to Lori                   (561)
                                                               --------
    Bank debt discharged                                          7,294
    Less fair market value of  the Company's
        common stock issued as consideration
        for the debt restructuring                                 (337)
    Other fees and expenses                                        (300)
                                                               --------
             Net extraordinary gain                           $   6,657
                                                               ========

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



The reorganization of Lori's former New Dimensions subsidiary resulted in a 1993 extraordinary gain of $22,057,000 ($6.03 per share) from a net discharge of indebtedness calculated (in thousands) as follows:

    Amount due on New Dimensions' 12.75% Senior Notes,
        including accrued interest                            $  22,822
    Trade liabilities and accrued expenses                        3,231
                                                               --------
             Total unsecured claims                              26,053
    Less present value of payments
        due to unsecured creditors                               (2,725)
    Less present value of bank
        restructuring loan fee                                   (1,271)
                                                               --------
             Net extraordinary gain                           $  22,057
                                                               ========


8.       NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt (in thousands) consists of:

                                                    December 31,  December 31,
                                                        1995         1994
                                                       ------       ------

    Notes payable
      Amount due to a  former related party,
        interest at the prime rate plus 1%            $   750

      Accounts receivable credit facility,
        discontinued operations                         1,535

      Other, interest principally at 15%                1,736

                                                        4,021
      Less:
        Liabilities to be assumed by ARTRA             (1,986)
        Liabilities included with
          discontinued operations                      (1,535)
                                                       ------
                                                      $   500
                                                       ======


    Long-term debt
      Amounts due a bank term under terms of
        a debt settlement agreement                                $ 7,855

      Current scheduled maturities                                    (750)

      Debt subsequently discharged                                  (7,105)
                                                                    ------
                                                                   $    -
                                                                    ======


In October 1995, COMFORCE Global entered into an agreement with a bank that provides for a revolving line of credt with interest at the prime rate plus 1/2%. Borrowings, collateralized by the assets of COMFORCE Global and an unlimited guarantee of COMFORCE, are limited to a a borrowing base, as defined in the agreement, up to a maximum of $800,000. As of December 31, 1995, COMFORCE Global had not yet utilized any funds available under the revolving credit loan. The fair value of the Company's notes payable is estimated based on the quoted market prices of the same or similar issues or on the current rates offered to the Company for notes of the same remaining maturity.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



As discussed in Note 7, ARTRA, Fill-Mor, Lori and Lori's fashion costume jewelry subsidiaries entered into an agreement with Lori's bank lender to settle obligations due the bank. As partial consideration for the debt settlement agreement the bank received a $750,000 Lori note payable due March 31, 1995.

The $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to Lori of $6,657,000 in 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. The loan provided for interest at the prime rate plus 1%. As consideration for assisting with the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the closing market value on March 30, 1995. The principal amount of the loan was reduced $750,000 at July 31, 1995. The remaining loan principle was not repaid on its scheduled to maturity date of July 31, 1995. Per terms of the loan agreement, the former director received an additional 50,000 of the Company's common stock as compensation for the non-payment of the loan at its originally scheduled maturity. At December 31, 1995, the $750,000 note was classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA. The loan was paid in full in March 1996 by ARTRA pursuant to the assumption agreement as discussed in Note 9.

During the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated lenders that provided for short-term loans with interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 shares of the Company's common stock and certain lenders received warrants to purchase an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue. The proceeds from these loans were used to fund the September $500,000 down payment on the COMFORCE Global acquisition, with the remainder used to fund working capital requirements of the Company's discontinued Jewelry Business. At December 31, 1995, short-term loans with an aggregate principal balance of $1,236,000 were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA.

In August, 1995 Lori obtained a credit facility for the factoring of the accounts receivable of its discontinued Jewelry Business. The credit facility provides for advances of 80% of receivables assigned, less allowances for markdowns and other merchandise credits. The factoring charge, a minimum of 1.75% of the receivables assigned, increases on a sliding scale if the receivables assigned are not collected within 45 days. Borrowings under the credit facility are collateralized by the accounts receivable, inventory and equipment of Lori's discontinued fashion costume jewelry subsidiaries and guaranteed by Lori. At December 31, 1995 outstanding borrowings under this credit facility of $1,535,000, along with other net liabilities of the discontinued Jewelry Business, were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA and net liabilities of the discontinued Jewelry Business.


9. LIABILITIES TO BE ASSUMED BY ARTRA GROUP INCORPORATED AND NET LIABILITIES OF DISCONTINUED OPERATIONS

In conjunction with the COMFORCE Global acquisition (see Note 3), ARTRA has agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Additionally, ARTRA agreed to assume all of the assets and liabilities of the Company's discontinued Jewelry Business. In April 1996, ARTRA sold the business and certain assets of the Jewelry Business.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



At December 31, 1995 liabilities to be assumed by ARTRA GROUP Incorporated and net liabilities of the discontinued Jewelry Business (in thousands) consist of:


     Current:
         Liabilities to be assumed by ARTRA
           Notes payable                                             $1,986
           Court ordered payments                                       990
           Accrued expenses                                             349
                                                                     ------
                                                                      3,325
         Net liabilities of the discontinued
           Jewelry Business                                             374
                                                                     ------
                                                                     $3,699
                                                                     ======
      Noncurrent:
         Liabilities to be assumed by ARTRA
           Court ordered payments                                    $  541
                                                                     ======


As noted in the table above, as of December 31, 1995, ARTRA has agreed to assume $3,866,000 of pre-existing Lori liabilities. Subsequent to December 31, 1995 ARTRA made net payments of $647,000 to reduce pre-existing Lori liabilities. Such payments have been included in the Company's consolidated financial statements at December 31, 1995 as amounts receivable from ARTRA and as additional paid-in capital. To the extent ARTRA is able to make subsequent payments, they will be recorded as additional paid-in capital. The ability of ARTRA to satisfy these obligations is uncertain. The financial statements of ARTRA include an explanatory paragraph indicating substantial doubt about the ability of ARTRA to continue as a going concern. The amounts receivable from ARTRA, exclusive of subsequent payments have not been reflected in the Company's financial statements at December 31, 1995. No collateral has been provided in support of these obligations.

At December 31, 1995, liabilities to be assumed by ARTRA included $1,531,000 of court ordered payments arising from the May 3, 1993 reorganization of New Dimensions. As of April 15, 1996, the $541,000 installment payment due December 31, 1995 has not been paid.


10.      PREFERRED STOCK

The Company's Series C cumulative preferred stock, owned in its entirety by ARTRA, accrued dividends at the rate of 13% per annum on its liquidation value. Accumulated dividends were $7,011,000 at December 31, 1994. In the fourth quarter of 1995, ARTRA exchanged its Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. The issuance of these shares of the Company's common stock to ARTRA are subject to approval by the Company's shareholders.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



11.      STOCK OPTIONS AND WARRANTS


         Long-Term Stock Investment Plan

On December 16, 1993 Lori's stockholders approved the Long-Term Stock Investment Plan (the "1993 Plan"), effective January 1, 1993, which authorizes the grant of options to purchase the Company's common stock to executives, key employees and non-employee consultants and agents of the Company and its subsidiaries. The 1993 Plan authorizes the awarding of Stock Options, Incentive Stock Options and Alternative Appreciation Rights. The 1993 Plan reserved 1,500,000 shares of the Company's common stock for grant on or before December 31, 2002.

As of March 16, 1993, the Company's Board of Directors approved the issuance of non-qualified options to purchase an aggregate of 555,628 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of Lori common stock on March 15, 1993) to a corporation controlled by the former vice chairman , president and director of the Company and to an agent of the Company. The options were granted in connection with management agreements entered into with them pursuant to which they agreed to provide managerial and supervisory services to the Company and its discontinued fashion costume jewelry subsidiaries. Additionally, as of March 16, 1993, the Company's Board of Directors approved the issuance of options to purchase an aggregate of 370,000 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of the Company's common stock on March 15, 1993) to then certain executives, key employees, agents and a director of the Company. The options were granted under the Company's 1982 Stock Option Plan (the "1982 Plan"), subject to stockholder approval of the amendment of the 1982 Plan. Subsequent thereto, counsel to the Company advised the Board that the 1982 Plan, which had expired, could not be amended and extended.

Accordingly, on October 12, 1993, the Board of Directors of the Company approved a proposed Long-Term Stock Investment Plan of the Company (the "Plan" or the "Option Plan") which authorizes the grant of options to purchase the Company's common stock to executives, key employees and agents of the Company and its subsidiaries. In connection with this approval, the Board approved the issuance under the Plan (subject to the approval and adoption of the Plan by the stockholders) of options on the same terms as the original March 16, 1993 options which it had previously authorized under the 1982 Plan. The Plan was approved by the stockholders at the December 16, 1993 annual meeting, effective as of January 1, 1993.


         Incentive Stock Option Plan

Options to purchase common shares of the Company have been granted to certain officers and key employees under the 1982 Incentive Stock Option Plan ("the plan"), which initially reserved 250,000 shares of the Company's common stock. On December 19, 1990, the Company's stockholders approved an increase in the number of shares available for grant under the plan to 500,000. The plan expired in 1992. At December 31, 1995, options to purchase 4,500 shares of the Company's common stock at $5.00 per share were outstanding. The options expire June 9, 1998.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



         Summary of Options

         A summary of stock option transactions for the years ended December 31 is as follows:

                                               1995         1994         1993
                                            ---------    ---------    ---------
    Outstanding at January 1:
        Shares                                959,378    1,098,544       19,416
                                             $  1.125     $  1.125     $   5.00
        Prices                                     to           to           to
                                             $   5.00      $ 12.19     $  12.19
    Options granted:
        Shares                                    -            -      1,079,628
                                                                       $  1.125
        Prices                                    -            -             to
                                                                       $  3.125
    Options exercised:
        Shares                                    -         (2,500)        (500)
        Price                                     -       $   5.00     $   5.00

    Options canceled:
        Shares                                (19,250)    (136,666)         -
                                             $  3.125     $  3.125
        Prices                                     to           to          -
                                             $   5.00     $  12.19

    Outstanding at December 31:
        Shares                                940,128      959,378    1,098,544
                                            =========     ========    =========
                                             $  1.125     $  1.125     $  1.125
        Prices                                     to           to           to
                                             $   5.00     $   5.00     $  12.19

    Options exercisable at December 31        940,128      940,710       18,916
                                            =========     ========    =========
    Options available for future grant
        at December 31                        564,372      546,372      420,372
                                            =========     ========    =========

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



         Warrants

At December 31, 1995, warrants were outstanding to purchase a total of 1,184,583 of the Company's common shares at prices ranging from $2.00 per share to $4.00 per share. The warrants expire five years from the date of issue at various dates through 2000.

The acquisition of COMFORCE Global was funded principally by private placements of approximately 1,950,000 of the Company's common shares at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase 973,333 Lori common shares at $3.375 per share. The warrants expire five years from the date of issue.

Principally during the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated investors that provided for $1,800,000 of short-term loans that provide for interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 Lori common shares and certain lenders received warrants to an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue.

On November 23, 1988, Lori issued warrants to purchase 25,000 of its common shares, at $4.00 per share, to an investment banker as additional compensation for certain financial and advisory services. During 1993, the warrant holder exercised warrants to purchase 8,750 shares of the Company's common stock. At December 31, 1995, warrants to purchase 16,250 shares of the Company's common stock at $4.00 per share remained outstanding.


12.      COMMITMENTS AND CONTINGENCIES

The Company's COMFORCE Global subsidiary leases certain office space and equipment used in its telecommunications and computer technical staffing services business. At December 31, 1995, future minimum lease payments under operating leases that have an initial or remaining noncancellable term of more than one year (in thousands) are:


           Year
           1996                     $     62
           1997                           64
           1998                           65
           1999                           63
           2000                           38
                                     -------
                                    $    292
                                     =======


Rental expense from continuing operations was $17,000 in 1995.

The aggregate commitment for future salaries at December 31, 1995, excluding bonuses, during the remaining term of all management and employment agreements is approximately $700,000.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



13.      INCOME TAXES

A summary of the provision (credit) for income taxes relating to operations is as follows:

                                      1995           1994           1993
                                    --------       --------      -------
                                                (in thousands)

     Continuing operations:
         State                     $      35      $      10     $      33
                                    ========       ========      ========


The 1995 and 1994 extraordinary credits represent net gains from discharge of bank indebtedness under the loan agreements of Lori and its discontinued fashion costume jewelry subsidiaries. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness at the Company's former New Dimensions subsidiary. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credits due to the utilization of tax loss carryforwards.

The difference between the statutory Federal income tax rate and the effective income tax rate is reconciled as follows:

                                                   % of Earnings (Loss)
                                                    Before Income Taxes
                                                ----------------------------
                                                 1995       1994       1993
                                                ------     ------     ------
     Statutory Federal tax rate
         Provision (Benefit)                     (34.0)     (34.0)      35.0
     State and local taxes,
         net of  Federal benefit                    .3         .1         .2
     Current year tax loss not utilized            4.7         -          -
     Amortization of goodwill                       .6        3.6         .8
     Impairment of goodwill                       30.0       38.6         -
     Previously unrecognized benefit from
         utilizing tax loss carryforwards           -        (8.2)     (35.8)
                                                 -----      -----      -----
                                                   1.6         .1         .2
                                                 =====      =====      =====

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



13.      INCOME TAXES, Continued

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at December 31, 1995 and 1994 and their approximate tax effects (in thousands) are as follows:

                                                       1995                           1994
                                            ------------------------     ---------------------------
                                            Temporary        Tax           Temporary        Tax
                                            Difference    Difference       Difference    Difference
                                            ----------    ----------       ----------    ----------
  Trade accounts receivable                  $     500     $     200       $    1,300    $      500
  Inventories
                                                   700           300              300           100
  Accrued other
                                                   900           300              400           200
  Net operating loss                            42,000        16,400           54,000        21,100
                                                            --------                      ---------
     Total deferred tax asset                                 17,200                         21,900
                                                            --------                      ---------

  Machinery and equipment                         (200)         (100)             (400)        (200)
                                                            --------                       --------
     Total deferred tax liability
                                                                (100)                          (200)
                                                            --------                       --------
     Valuation allowance                                     (17,100)                       (21,700)
                                                            --------                       --------
     Net deferred tax asset                                $     -                        $     -
                                                            ========                       ========


The Company has recorded a valuation allowance with respect to the future tax benefits and the net operating loss reflected in deferred tax assets as a result of the uncertainty of their ultimate realization.

At December 31, 1995, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $42,000,000 available to be applied against future taxable income, if any, expiring principally in 1996 - 2010. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. The Company has recently issued a significant number of shares of its common stock in conjunction with the COMFORCE Global acquisition and certain related transactions. Accordingly, the Company is currently subject to significant limitations regarding the utilization of its Federal income tax loss carryforwards.


14.      EARNINGS PER SHARE

Earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares of common stock and common stock equivalents (options and warrants), unless anti-dilutive, outstanding during the year. Fully diluted earnings per share is not presented since the result is equivalent to primary earnings per share.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


15.      RELATED PARTY TRANSACTIONS

Effective July 4, 1995, Lori and ARTRA entered into employment agreements with two individuals and a consulting services agreement one individual to manage Lori's entry into and development of the telecommunications and computer technical staffing services business. As additional compensation, the agreements provided for the issuance in aggregate of a 35% common stock interest in the Company. The Company incurred a compensation charge of $3,425,000 related to the issuance of the 35% common stock interest in the Company (approximately 3,700,000 common shares, after certain anti-dilutive provisions). In October
1996, the Company issued approximately 3,100,000 shares of its common stock to the above individuals. The remaining common shares due the above individuals will be issued in 1996 after shareholder approval of an increase in the Company's authorized common shares. The cost of the remaining common shares to be issued in 1996 ($550,000) is classified in the Company's consolidated balance sheet at December 31, 1995 as obligations expected to be settled by the issuance of common stock. The shares of the Company's common stock issued and to be issued in accordance with the above agreements were valued at $.93 per share based upon the Company's average closing market price on the American Stock Exchange for the period beginning 5 business days prior to and ending 5 business days after the acceptance of the employment or consulting services agreements (July 4, 1995), as discounted for dilution, blockage and restricted marketability. After the issuance of these common shares, plus the effects of the issuance of common shares sold by private placements and other common shares issued in conjunction with the COMFORCE Global acquisition, ARTRA's common stock ownership interest in the Company was reduced to approximately 25% at December 31, 1995.

In December 1995 the Company made loans totaling $56,000 to the above named individuals to cover income tax liabilities relating to the issuances of shares of the Company's common stock. Subsequent to December 31, 1995, the Company made additional loans to these individuals totaling $289,000. All loans are evidenced by notes which bear interest at 6% per annum and mature December 10, 1997.

In connection with the COMFORCE Global acquisition, a $500,000 fee was earned by the above mentioned consultant, of which $250,000 was paid in 1995.

In conjunction with an agreement (see Note 7) to settle borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due Lori's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of Lori common stock. These 100,000 Lori common shares, originally issued to the bank under terms of the August 18, 1994 Settlement Agreement, were carried in the Company's consolidated balance sheet at December 31, 1994 as restricted common stock. In August, 1995 the loan was extended until September 15, 1995 and the lender received the above mentioned 100,000 Lori common shares as consideration for the loan extension. The loan was repaid by ARTRA in February, 1996. Accordingly, the carrying value of these 100,000 Lori common shares was transferred to ARTRA as reduction of amounts due to ARTRA.

In the fourth quarter of 1995, ARTRA exchanged its interest in the entire issue of the Company's Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. The issuance of these shares of the Company's common stock to ARTRA are subject to approval by the Company's shareholders. During 1995, ARTRA received $399,000 of advances from the Company. In 1996, the Company advanced ARTRA an additional $54,000. ARTRA repaid the above advances and paid down $647,000 of the pre-existing Lori liabilities it assumed in conjunction with the COMFORCE Global acquisition as discussed in Note 9.

During 1994, ARTRA made net advances to Lori of $2,531,000. The advances consisted of a $1,850,000 short-term note with interest at 10%, the proceeds of which were used to fund the $1,900,000 cash payment to the bank in conjunction with the Amended Settlement Agreement with Lori's bank lender, and certain non-interest bearing advances used to fund Lori working capital requirements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



Effective December 29, 1994 ARTRA exchanged $2,242,000 of its notes and advances for additional Lori Series C preferred stock. Additionally, the August 18, 1994 Settlement Agreement required ARTRA to contribute cash of $1,500,000 and ARTRA common stock with a fair market value of $2,500,000 to Lori's capital account.

In February, 1993, ARTRA transferred all of its notes (with a principal value of $15,990,000) to Lori's capital account.

Through 1995, ARTRA had provided certain financial, accounting and administrative services for the Company's corporate entity. Additionally, the Company's corporate entity had leased its administrative office space from ARTRA. During 1995, 1994 and 1993 fees for these services amounted to $91,000, $151,000 and $115,000, respectively.


16.      LITIGATION

The Company has been notified by the Federal Environment Protection Agency that it is a potentially responsible party for the disposal of hazardous substances by its predecessor company at a site on Ninth Avenue in Gary, Indiana. The Company has no records indicating that it deposited hazardous substances at this site and intends to vigorously defend itself in this matter.

In conjunction with the COMFORCE Global acquisition (see Notes 3 and 8), ARTRA has agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. See Note 9 for a further discussion of liabilities to be assumed by ARTRA.

The Company and its subsidiaries are parties in various business related litigation which, in the opinion of management, will not have a material adverse effect on the Company's financial position and results of operations.


17.      SUBSEQUENT EVENTS

On March 1, 1996, COMFORCE Global, Inc., a wholly-owned subsidiary of COMFORCE acquired substantially all of the assets of Williams Communication Services ("Williams"), a privately owned company engaged in the technical staffing, consulting and outsourcing business for consideration consisting of cash of $2,000,000 and contingent rights to future payments based on earnings over a four year period. The acquisition of Williams, funded principally by a $2.25 million revolving credit facility with a bank, will be accounted for by the purchase method.

The Company has entered into an agreement to acquire the assets and business of RRA Inc. ("RRA"), a provider of technical staffing services in the electronics, telecommunications and information technology business sectors. The completion of the acquisition of RRA is subject to certain contingencies which include the completion of and satisfaction with due diligence, as well as satisfactory financing to complete the acquisition.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                 SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS
              for the years ended December 31, 1995, 1994 and 1993
                                 (in thousands)

              Column A                                 Column B             Column C             Column D        Column E
              --------                                 --------             --------             --------        --------
                                                                            Additions
                                                                     ----------------------
                                                                        (1)          (2)
                                                       Balance at    Charged to  Charged to
                                                      Beginning of   Costs and      Other       Deductions       Balance at
             Description                                 Period       Expenses     Accounts     (Describe)     End of Period
         -------------------                           ---------    ----------   -----------    ----------     -------------
For the year ended December 31, 1995:
    Deducted from assets to which they apply:
       Allowance for inventory valuation               $     207    $       25                    $    232         $    -
                                                        ========     =========                     =======          ========

       Allowance for markdowns                         $     835    $      291                    $  1,126 (A)     $    -
       Allowance for doubtful accounts                       503           424                         927 (A)          -
                                                        --------     ---------                     -------          --------
                                                       $   1,338    $      715                    $  2,053         $    -
                                                        ========     =========                     =======          ========

For the year ended December 31, 1994:
    Deducted from assets to which they apply:
       Allowance for inventory valuation               $   4,150    $      218                    $  4,161 (B)     $     207
                                                        ========     =========                     =======          ========

       Allowance for markdowns                         $   2,499    $    4,799                    $  6,463 (C)     $     835
       Allowance for doubtful accounts                       432           269                         198 (D)           503
                                                        --------     ---------                     -------          --------
                                                       $   2,931    $    5,068                    $  6,661         $   1,338
                                                        ========     =========                     =======          ========

For the year ended December 31, 1993:
    Deducted from assets to which they apply:
       Allowance for inventory valuation               $   4,900    $      172                    $    922 (B)     $   4,150
                                                        ========     =========                     =======          ========

       Allowance for markdowns                         $   5,280    $    5,722                    $  8,503 (C)     $   2,499
       Allowance for doubtful accounts                       557           335                         460 (D)           432
                                                        --------     ---------                     -------          --------
                                                       $   5,837    $    6,057                    $  8,963         $   2,931
                                                        ========     =========                     =======          ========

       (A)  Principally amounts reclassified to discontinued operations.
       (B)  Principally inventory written off, net of recoveries.
       (C)  Principally markdowns taken.
       (D)  Principally uncollectible accounts written off, net of recoveries.

Report of Independent Accountants


To the Board of Directors of Comforce Global, Inc.:

We have audited the accompanying balance sheets of Comforce Global, Inc. (formerly Spectrum Global Services, Inc., the "Company") as of September 30, 1995 and December 31, 1994, and the related statements of operations and retained earnings (accumulated deficit) and cash flows for the nine month period ended September 30, 1995 and the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comforce Global, Inc. as of September 30, 1995 and December 31, 1994, and the results of its operations and its cash flows for the nine month period ended September 30, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.



                                             COOPERS & LYBRAND L.L.P.

Melville, New York
December 1, 1995

Comforce Global, Inc.
Balance Sheets
as of September 30, 1995 and December 31, 1994

                                                 September 30,    December 31,
                ASSETS:                              1995             1994
                                                 ------------    ------------
Current assets:
  Cash and cash equivalents                      $  1,186,868    $    426,334
  Accounts receivable                               1,602,659       1,456,583
  Unbilled accounts receivable                        279,626         158,793
  Prepaid expenses and other assets                    23,173          32,664
                                                 ------------    ------------
          Total current assets                      3,092,326       2,074,374


Property and equipment, net                            93,708          55,877
Intangible assets                                   2,149,661       2,272,890
Other assets                                           14,491          25,477
                                                 ------------    ------------
          Total assets                           $  5,350,186    $  4,428,618
                                                 ============    ============



   LIABILITIES AND STOCKHOLDERS'EQUITY(DEFICIENCY):

Current liabilities (deficiency):
  Accounts payable                               $     42,792    $     27,714
  Accrued liabilities                                 423,580         229,703
  Income taxes payable                                                 24,453
  Accounts payable - parent                           978,855         178,106
  Accounts payable - affiliates                        30,980          30,086
                                                 ------------    ------------
          Total current liabilities                 1,476,207         490,062
                                                 ------------    ------------

Stockholders' equity (deficiency):
  Capital stock                                             1               1
  Additional paid-in capital                        3,919,999       3,919,999
  Retained earnings (accumulated deficit              (46,021)         18,556
                                                 ------------    ------------
          Total stockholders' equity                3,873,979       3,938,556
                                                 ------------    ------------
          Total liabilities and
            stockholders' equity (deficiency)    $  5,350,186    $  4,428,618
                                                 ============    ============


The accompanying notes are an integral part of the financial statements.

Comforce Global, Inc.
Statements of Operations and Retained Earnings (Accumulated Deficit)


                                                  Nine month
                                                 period ended     Year ended
                                                 September 30,    December 31,
                                                     1995             1994
                                                 ------------    ------------

Sales                                            $  9,007,461    $  8,244,721
                                                 ------------    ------------


Direct costs and expenses:
Cost of sales                                       6,764,942       6,417,395
Operating expenses                                  1,159,168       1,133,298
                                                 ------------    ------------
     Total direct costs and expenses                7,924,110       7,550,693
                                                 ------------    ------------

                                                    1,083,351         694,028
                                                 ------------    ------------

Other income (expense):
  Interest income                                       6,632           8,975
  Overhead charges from parent (Note 9)            (1,139,560)       (803,280)
                                                 ------------    ------------
  Other income (expense)                           (1,132,928)       (794,305)
                                                 ------------    ------------

Loss before provision for income taxes                (49,577)       (100,277)

Income tax provision                                   15,000          14,740
                                                 ------------    ------------

     Net loss                                         (64,577)       (115,017)


Retained earnings, beginning of year                   18,556         133,573
                                                 ------------    ------------
     Retained earnings(accumulated deficit),
       end of period                             $    (46,021)   $     18,556
                                                 ============    ============



The accompanying notes are an integral part of the financial statements.

Comforce Global, Inc.
Statements of Cash Flows


                                                   Nine month
                                                  period ended    Year ended
                                                  September 30,   December 31,
                                                      1995            1994
                                                 ------------    ------------

Cash flows from operating activities:
 Net (loss) income                               $    (64,577)   $   (115,017)
 Adjustments to reconcile net income to cash
  flows provided by operating activities:
    Depreciation                                        18,836         10,173
    Amortization                                       123,229        164,305
    Changes in operating assets and liabilities:
     Accounts receivable                              (146,076)      (256,348)
     Unbilled accounts receivable                     (120,833)      (158,793)
     Prepaid expenses                                    9,491         (9,186)
     Deposits                                           10,986        (24,360)
     Accounts payable                                   15,078         22,645
     Accrued liabilities                               193,877        139,216
     Accounts payable - parent                         800,749        178,106
     Income taxes payable                              (24,453)       (18,657)
     Accounts payable - affiliate                          894         30,086
                                                  ------------   ------------
       Net cash provided by (used in)
         operating activities                          817,201        (37,830)
                                                  ------------   ------------

Cash flows from investing activities:
 Purchase of property and equipment                    (56,667)       (54,318)
                                                  ------------   ------------
       Net cash used in investing activities           (56,667)       (54,318)
                                                  ------------   ------------

       Net increase (decrease) in cash
         and cash equivalents                          760,534        (92,148)
                                                  ------------   ------------

Cash and cash equivalents, beginning of year           426,334        518,482
                                                  ------------   ------------

Cash and cash equivalents, end of period          $  1,186,868   $    426,334
                                                  ============   ============

Cash paid for:
 Income taxes                                     $     35,371   $     51,884
                                                  ============   ============


The accompanying notes are an integral part of the financial statements.

Comforce Global, Inc.
Notes to Combined Financial Statements


1.       Description of Business:

Comforce Global, Inc. (formerly Spectrum Global Services, Inc., the "Company"), a Delaware Corporation, became a wholly owned subsidiary of Spectrum Information Technologies, Inc. through an acquisition of the Company's assets on October 31, 1993. On October 17, 1995, 100% of the stock of Spectrum Global Services, Inc. was sold to Lori Corporation, at which time the Company changed its name to Comforce Global, Inc.. The Company provides telecommunications and computing staffing and consulting services worldwide.

2.       Summary of Significant Accounting Policies:

Revenue Recognition

Revenue for providing staffing services is recognized at the time such services are rendered.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid short-term investments with an original maturity of three months or less. Cash equivalents consists primarily of money market funds.

Accounts Receivable and Unbilled Accounts  Receivable

Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet dates.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of disposal, with any resulting profit or loss included in income. Depreciation and amortization of assets are provided using the straight-line method over the estimated useful life of the asset.

Intangibles

Goodwill is amortized over 15 years on a straight line basis.

Income Taxes

Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to their expected realizable value. The cumulative effect of implementing SFAS No.
109 as of January 1, 1994 was not significant.

3.       Purchase of Assets:

On October 31, 1993, Spectrum Information Technologies, Inc. purchased the assets and assumed the liabilities of Yield Industries, Inc. ("Yield") and Wintec Corporation ("Wintec"). Subsequent to this, the name was changed to Spectrum Global Services, Inc. The acquisition has been accounted for as a purchase. The fair value of the assets acquired, including goodwill, was $4,120,000 and liabilities assumed totaled $199,000. Goodwill of approximately $2,465,000 is being amortized over 15 years on a straight-line basis.

4.       Property and Equipment:

Property and equipment are summarized as follows:

                                            Life of
                                           equipment       1995         1994
                                           ---------    ---------   ---------


     Office equipment                      3-5 years    $  61,311   $  37,211
     Furniture and fixtures                 5-years        65,144      32,577
                                                        ---------   ---------
                                                          126,455      69,788
       Less, accumulated depreciation                      32,747      13,911
                                                        ---------   ---------
                                                        $  93,708   $  55,877
                                                        =========   =========

5.       Income Taxes:
The provision for income taxes of $15,000 for the nine months ended September 30, 1995 and $14,740 for the year ended December 31, 1994 reflects minimum state and local income taxes as the Company has state net operating losses on separate Company returns. The Company files its federal income tax return as part of its parent's consolidated return. Due to significant losses of the parent, the Company has provided a full valuation on the potential future benefit from its federal net operating losses. Net losses for financial reporting purposes do not differ significantly from net losses for income tax purposes.

6.       Concentration of Credit Risk:
The Company's accounts receivable as of September 30, 1995 and December 31, 1994 consist primarily of amounts due from telecommunication companies. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition of the telecommunications industry. At September 30, 1995 and December 31, 1994, the Company had four customers with accounts receivable balances that aggregated 48% and 46%, respectively, of the Company's total accounts receivable. Percentages of total revenues from significant customers for the nine month period ended September 30, 1995 and the year ended December 31, 1994 are summarized as follows:

                                        September 30,  December  31,
                                            1995           1994
                                        ------------   ------------

          Customer 1                         19.2%         19.9%
          Customer 2                         12.9%         12.8%
          Customer 3                         10.5%          9.9%


The Company maintains cash in bank accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on their cash balances. The Company believes it mitigates such risk by investing its cash through major financial institutions.

7.      Accrued Expenses:

Accrued expenses consist of the following:
                                                  1995          1994
                                              ------------   ------------

  Payroll and payroll taxes                   $    274,864   $    143,449
  Workers' compensation                             70,000         70,000
  Professional fees                                 42,408          7,531
  Vacation                                          27,595          8,723
  Other                                              8,713
                                              ------------   ------------
                                              $    423,580   $    229,703
                                              ============   ============

8.       Commitments and Contingencies:

Leases

At  September  30,  1995,   future  minimum  annual  rental   commitments  under
noncancelable operating leases are as follows:

     1996                         $   57,388
     1997                             58,583
     1998                             60,703
     1999                             62,913
     2000                             54,111
                                  ----------
                                  $  293,698
                                  ==========

Total rent expense for the nine month period ended September 30, 1995 and the year ended December 31, 1994 was $25,627 and $46,498, respectively.

9.       Charges From Parent:

For the nine months ended September 30, 1995 and the year ended December 31, 1994, approximately $1,139,560 and $803,280, respectively, was charged to the Company by its parent, Spectrum Information Technologies, Inc. as a management charge which reflects an allocation of corporate overhead. Management expects that such charges will no longer continue as a result of the sale of the Company to Lori Corporation. Such charges may not represent expenses that would have been incurred had the Company operated as a stand-alone entity. In addition, the Company is charged by its parent company for insurance, rent, payroll, professional fees, and other miscellaneous office expenses. Such charges amounted to $236,808 and $506,113 for the nine month period ended September 30, 1995 and for the year ended December 31, 1994, respectively, and are included in general and administrative expenses. The Company purchased furniture and equipment and was charged miscellaneous office expenses from its affiliates. Such charges amount to $1,014 and $29,967 in 1995 and 1994, respectively.

10.      Other Matters:

On January 26, 1995, Spectrum Information Technologies, Inc., filed petition for relief under Chapter 11 of the Bankruptcy Code (Spectrum Global Services, Inc., was not included in such filing). The sale of the stock of Spectrum Global Services, Inc. to Lori Corporation on October 17, 1995 was formally approved by the bankruptcy court.